UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant
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                             Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
SUNCOKE ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 27, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of SunCoke Energy, Inc., on May 11, 2023 at 8:30 a.m., Central Time. We have adopted a virtual meeting format for our 2023 Annual Meeting. We will provide a live webcast of the meeting at https://meetnow.global/MJHR2V6, where you will be able to vote your shares and submit questions online by logging in with the control number included on your proxy card or any additional voting instructions accompanying these proxy materials. We recommend that you log into the website a few minutes before the meeting to ensure that you are logged in when the meeting begins.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2023 Annual Meeting, including the nominees for election as directors.

As we have in the past, we are furnishing our proxy statement and other proxy materials to our stockholders over the Internet and mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2023 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet, proxy card, or voter instruction form.

Thank you for your continued support of SunCoke Energy.

Sincerely,

Michael G. Rippey
Chief Executive Officer

SunCoke Energy, Inc. | 1011 Warrenville Road | Suite 600 | Lisle, Illinois 60532 | tel (630) 824-1000

www.suncoke.com

Notice of Annual Meeting of Stockholders

to be held on May 11, 2023

The 2023 Annual Meeting of Stockholders of SunCoke Energy, Inc. (the “2023 Annual Meeting”) is scheduled to be held on May 11, 2023 at 8:30 a.m., Central Time, at https://meetnow.global/MJHR2V6, for the following purposes:

1.	To elect three directors: Martha Z. Carnes, Katherine T. Gates, and Andrei A. Mikhalevsky, to the class of directors whose term expires at the 2026 annual meeting of stockholders;

2.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Stockholders also will transact such other business as may properly come before the 2023 Annual Meeting or any adjournment or postponement thereof.

All of our stockholders are cordially invited to attend, although only holders of record of SunCoke Energy Common Stock, par value $0.01 per share, at the close of business on March 13, 2023, (the “Record Date”) are entitled to vote at the 2023 Annual Meeting. You may vote at the 2023 Annual Meeting if you were a stockholder of record at the close of business on the Record Date. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the 2023 Annual Meeting. Most stockholders have four options for submitting their vote: (1) via telephone, (2) over the Internet, (3) through the mail, or (4) live at the 2023 Annual Meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2023 Annual Meeting. If you do not instruct your broker on how to vote with regard to the election of directors and the advisory vote on executive compensation, your shares will not be voted on these matters.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is March 27, 2023, and the attached proxy statement, together with our 2022 Annual Report on Form 10-K, will be made available to our stockholders on that same date. We also will begin mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them on or about that date.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

i

ii

QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING

References to “the Company”, “SunCoke Energy”, “we”, “us” and “our” in this proxy statement mean SunCoke Energy, Inc.

Who is soliciting my vote?

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) on all matters scheduled to come before the 2023 Annual Meeting, whether or not you attend. By completing, signing, dating and returning a proxy card or voting instructions form, or by submitting your proxy and voting instructions by telephone or via the Internet, you are authorizing the persons named as proxies to vote your shares of Common Stock at the 2023 Annual Meeting as you have instructed. The Company has retained Morrow Sodali, LLC, a proxy solicitation firm, which may solicit proxies on the Board’s behalf. Information contained on our corporate website is not part of this proxy statement. In addition, none of the information on other websites, if any, listed in this proxy statement is part of this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy statement and other proxy materials to stockholders on the Internet rather than mailing paper copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, in the mail, you will not receive a paper copy of these materials unless you have requested to receive paper copies. All stockholders have the ability to access our proxy statement and other proxy materials. Instructions on how to do so, or to request a printed copy, may be found on the Notice of Internet Availability. In addition, stockholders may request to receive these materials in printed form by mail on an ongoing basis. The Notice of Internet Availability also will instruct you on how you may vote your shares and how you may vote over the Internet.

What am I voting on?

You are voting on the following proposals:

•	Proposal 1: Election of Ms. Martha Z. Carnes, Ms. Katherine T. Gates, and Mr. Andrei A. Mikhalevsky to the class of directors whose term expires in 2026 (see pages 7 through 16);

•	Proposal 2: Non-binding advisory vote to approve the compensation of our named executive officers (see pages 62 and 63);

•	Proposal 3: Ratification of the Audit Committee’s appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (see page 68); and

•	Any other business properly coming before the meeting.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors’ recommendations can be found with the description of each Proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

•	Proposal 1: “FOR” the election of each of the nominees for director;

•	Proposal 3: “FOR” the non-binding advisory vote to approve the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Who is entitled to vote?

Only stockholders of record at the close of business on March 13, 2023 are entitled to vote at the 2023 Annual Meeting. As of that date, there were 83,760,559 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2023 Annual Meeting if you attend the meeting and vote or if you properly return a proxy by telephone, internet or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of Common Stock as of the close of business on March 13, 2023 must be present live or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions will be counted as shares present to determine whether a quorum exists to hold the 2023 Annual Meeting.

How are votes counted? How many votes are needed to approve each of the proposals?

For Proposal 1, you may vote “FOR,” “AGAINST,” or “ABSTAIN” for each director-nominee. The affirmative vote of a majority of the votes cast for the election of directors at the 2023 Annual Meeting is required to elect a nominee as a director. Abstentions and broker non-votes are not counted as a vote cast either “FOR” or “AGAINST” a nominee. Our By-laws set forth the procedures if a nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, any incumbent nominee for director who does not receive at least a majority of the votes cast must submit his or her resignation. The Governance Committee will evaluate the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within ninety (90) days after the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting, or until his or her successor is duly elected and qualified. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy in accordance with the applicable procedures set forth in the By-laws.

For Proposals 2 and 3, you may vote “FOR”, “AGAINST”, or “ABSTAIN,” and the affirmative vote of a majority of the shares present live or by proxy and entitled to vote on these proposals at the 2023 Annual Meeting is required for approval. Thus, in order to be approved, Proposals 2 and 3 each must receive more than fifty percent (50%) of the shares present live or represented by a proxy at the 2023 Annual Meeting and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” these proposals. Broker non-votes will have the effect of a vote “AGAINST” Proposal 2. There will be no broker non-votes with respect to Proposal 3, since it is the only item on the agenda for which brokers may exercise their discretion to vote “FOR” or “AGAINST” the proposal in the absence of any instructions from the beneficial owners.

What is a “broker non-vote”?

A broker non-vote occurs when the beneficial owner of shares held of record by a broker, bank, trust, or other nominee fails to provide such broker, bank, trust, or other nominee with specific instructions concerning how to vote on any “non-routine” matters brought to a vote at a stockholders meeting. The New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without voting instructions. As a result, brokers are not entitled to vote on Proposals 1 and 2 at the 2023 Annual Meeting without receiving voting instructions from the beneficial owners, but are entitled to vote on Proposal 3. If a broker exercises its discretion to vote on Proposal 3 but does not have instructions from the beneficial owner on how to vote on Proposals 1 or 2, the underlying shares will be counted for establishing the presence of a quorum. If you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of Common Stock for you, your shares will not be voted with respect to Proposals 1 or 2.

How do I vote?

You can vote either by attending at the 2023 Annual Meeting or by proxy without attending the meeting. Most stockholders have four options for submitting their votes:

•

By telephone, using the toll-free number listed on your proxy card (if you are a stockholder of record) or voting instruction form (if your shares are held by a broker, financial institution, or other nominee). The telephone voting procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card;

•

Over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card or voting instruction form. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting facilities for stockholders of record are available 24 hours a day. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card;

•

Through the Mail, by completing, marking, signing, dating and mailing your proxy card or voting instruction form and returning it in the envelope provided. If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote. Proxy cards submitted by mail must be received by the time of the 2023 Annual Meeting in order for your shares to be voted; or

•

Live at the 2023 Annual Meeting. Shares held in your name as the stockholder of record may be voted by you at the 2023 Annual Meeting. Shares held beneficially in “street name” may be voted by you at the 2023 Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and hold such proxy during the 2023 Annual Meeting. If you vote by proxy and also attend the 2023 Annual Meeting, you do not need to vote again at the 2023 Annual Meeting unless you wish to change your vote.

If you are the registered stockholder (that is, if you hold your stock in your own name), you can vote via telephone or over the Internet by following the instructions provided on the Notice of Internet Availability or on your proxy card. If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution, or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote via the telephone or over the Internet. Even if you plan to attend the 2023 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name,” you must request a legal proxy from your broker, financial institution or other nominee and hold that proxy during the meeting to vote at the meeting.

Can I change or revoke my vote?

YES. You can change or revoke your vote at any time before the polls close at the Annual Meeting by:

•	re-voting via telephone or over the internet (only your latest telephone or internet vote will be counted);

•	signing and dating a new proxy card and submitting it (only your latest proxy card will be counted);

•	if you are a registered stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road – Suite 600, Lisle, Illinois 60532; or

•	attending the 2023 Annual Meeting and voting.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the 2023 Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Who counts the votes?

We have retained Computershare Trust Company, N.A., our transfer agent, to act as independent inspector of election and as proxy vote tabulator to count the votes represented by proxies cast by telephone, the Internet and ballot. A representative of Computershare will act as the Inspector of Election. Computershare will determine whether or not a quorum is present, will count the shares voted (including shares voted during the 2023 Annual Meeting) and will certify the election results.

Can other matters be decided at the 2023 Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any business to be brought before the 2023 Annual Meeting, other than the matters described in our Notice of Annual Meeting of Stockholders. If any other matters properly come before the 2023 Annual Meeting, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2023 Annual Meeting is open to SunCoke Energy stockholders.

How can I attend the Annual Meeting?

The 2023 Annual Meeting will be a virtual-only meeting of stockholders, conducted exclusively by live audio webcast. No physical meeting will be held. You are entitled to participate in the 2023 Annual Meeting only if you were a SunCoke Energy stockholder as of the close of business on the Record Date, or if you hold a valid proxy for the 2023 Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

The Meeting Center ID for the meeting is https://meetnow.global/MJHR2V6. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/MJHR2V6. You also will be able to vote your shares online by attending the 2023 Annual Meeting by webcast. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

We recommend that you carefully review the procedures needed to gain admission in advance. If you do not comply with the procedures described for attending the 2023 Annual Meeting via live audio webcast, you will not be able to participate online.

The online meeting will begin promptly at 8:30 a.m., Central Time. We encourage you to access the meeting prior to the start time, leaving ample time for check-in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the 2023 Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the 2023 Annual Meeting virtually on the Internet. To register to attend the 2023 Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your SunCoke Energy, Inc. holdings, along with your name and e-mail address, to Computershare. Requests for registration must be labeled as “Legal Proxy” and must be received no later than 5:00 p.m., Eastern Time, on May 8, 2023 (i.e., three business days in advance of the meeting). Requests for registration should be directed to Computershare at the following:

• By e-mail:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

• By U.S. mail:
Computershare
SunCoke Energy, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

You will receive a confirmation of your registration by e-mail after Computershare receives your registration materials.

What if I have technical difficulties or trouble accessing the virtual meeting website?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari ) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call 1-888-724-2416 for technical assistance.

Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.

How do I submit questions or comments for the Annual Meeting?

Stockholders can submit questions or comments online during the Annual Meeting via live audio webcast by visiting https://meetnow.global/MJHR2V6. We will answer timely submitted questions or comments on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Questions or comments received during the Annual Meeting will be presented as submitted, uncensored and unedited, except that we may omit certain personal details for data protection issues, or we may edit profanity or other inappropriate language. Questions or comments regarding general economic, political or other views that are not directly related to the business of the meeting, that are of an individual concern to a stockholder, or that are not an appropriate subject matter for general discussion, are not pertinent to the meeting and therefore will not be presented. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Who will pay for the cost of proxy preparation and solicitation of proxies?

SunCoke Energy will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card, the Notice of Annual Meeting and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse brokerage firms, banks, trusts, or other nominees representing beneficial owners, for the reasonable charges and expenses of forwarding proxy solicitation materials to “street name” holders. We have hired Morrow Sodali LLC, 333 Ludlow Street – 5th Floor, South Tower, Stamford, Connecticut 06902, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $9,500.00, plus reasonable out-of-pocket expenses for proxy solicitation services.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. See “Can I change or revoke my vote?” above.

How can I obtain a stockholder list?

A list of stockholders entitled to vote at the 2023 Annual Meeting will be available for inspection by any stockholder, for any purpose related to the meeting, for ten days prior to the 2023 Annual Meeting during ordinary business hours at our principal executive offices located at 1011 Warrenville Road – Suite 600, Lisle, Illinois 60532. You may contact investorrelations@suncoke.com to schedule an appointment to review the list. The list also will be available electronically for examination during the 2023 Annual Meeting at https://meetnow.global/MJHR2V6.

How may I obtain a copy of the Company’s 2022 Annual Report on Form 10-K?

A copy of our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is being provided to you along with this Proxy Statement. However, the Company’s Annual Report on Form 10-K is not part of the proxy soliciting materials. You also may obtain a copy of our 2022 Annual Report on Form 10-K without charge by writing to: SunCoke Energy, Inc., 1011 Warrenville Road – Suite 600, Lisle, Illinois 60532, Attn: Investor Relations. Our 2022 Annual Report on Form 10-K also is available free of charge through our website at www.SunCoke.com, and the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2023:

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 are available in the “Investor Relations” section of our website at the following internet address: http://www.SunCoke.com

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board annually recommends the slate of director-nominees for election by stockholders at the annual meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified candidates to stand for election, and the full Board reviews and has final approval of all potential director nominees being recommended to the stockholders for election. Our Board currently consists of eight members: Arthur F. Anton, Martha Z. Carnes, Ralph M. Della Ratta, Jr., Katherine T. Gates, Susan R. Landahl, Michael W. Lewis, Andrei A. Mikhalevsky and Michael G. Rippey.

Our Board currently is divided into three classes, each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. There are three nominees for election this year. These nominees are: Martha Z. Carnes, Katherine T. Gates and Andrei A. Mikhalevsky, and the Board has nominated each of them for a new three-year term that will expire at the annual meeting in 2026, or until their respective successors are elected and qualified.

Detailed information on these nominees is provided on pages 11 through 16, including a discussion of each nominee’s specific experience, qualifications and attributes or skills that led our Board to conclude that such person should serve as a director of SunCoke Energy. Each of these nominees is a current director, and each has consented to be named in this Proxy Statement and to serve if elected. If any nominee is unable to serve as a director at the time of the 2023 Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the 2023 Annual Meeting. At this time, the Board knows no reason why any of these nominees would not be able to serve as a director if elected.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote “FOR” the election of the Company’s three nominees for director: Martha Z. Carnes, Katherine T. Gates and Andrei A. Mikhalevsky.

Director Nominee Skills, Experience, and Background

The following pages contain information regarding the specific experience, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2023 Annual Meeting to serve as a director of SunCoke Energy, Inc. The following is a summary of some of the skills, experience, and background that our directors bring to the Board:

In addition, half of our current directors have general manufacturing experience (including development and integration of large-scale production processes), as well as investment banking expertise and a background in the areas of health, environment and safety.

Strategic Planning/Business Development

CEO or COO for a manufacturing entity. Development and implementation of proactive, innovative and pragmatic solutions for optimizing of manufacturing processes.

Information Technology/Data Security Experience General information systems experience. Understanding of information security risk management and oversight of data integrity.
Human Resources Management Knowledge and expertise in labor and employment matters (e.g., EEO, diversity, equity and inclusion issues), compensation and benefit, and health and welfare plans.

Financial Expertise/ Accounting Knowledge

Corporate finance and/or accounting experience at an executive level. Use of financial information to shape, drive, and monitor effectiveness of organizational strategies.

Enterprise Risk Management

Experience planning, organizing and leading activities of an organization in order to minimize the effects of financial, strategic, operational, and other risks on capital and earnings

Government Relations/ Agency Experience

Significant experience dealing with government at the local, state and federal levels on issues such as economic development, energy, environmental, health and safety issues.

International Experience

Experience with international business/markets managing the affairs of a global, publicly traded company, particularly in countries where SunCoke does business, or would like to do business.

Health, Environment and Safety Background

Experience in hazardous materials management and environmental compliance; process safety management and “gap” analysis; emergency management and disaster recovery; and occupational health and safety law, regulation, and practice

Board Composition

Our directors come from a variety of backgrounds and bring a diverse set of skills and experiences to the boardroom. In conjunction with our Board’s refreshment process, the Board regularly reviews the skills, experience, and background of our directors to better align with the Company’s strategic vision, business, and operations. The Board has taken a thoughtful and deliberate approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and enable them to provide oversight of management to ensure accountability to our stockholders. The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of the nominees and the directors whose terms of office will continue after our 2023 Annual Meeting:

TENURE

37.5%
Average Tenure 2.97 years
62.5%
0 to 3 years
3 to 6 years

DIRECTOR AGE

12.5%
12.5%
Average Age 64 years
50%
25%
< 50 years
60 to 65 years
50 to 54 years
66 to 70 years
55 to 59 years
71 to 75 years

ETHNIC DIVERSITY

12.5%
87.5%
African American
Caucasian
Hispanic/Latinx
Asian

GENDER DIVERSITY

37.5%
62.5%
Male
Female

INDEPENDENCE

25%
75%
Independent
Non-Independent

OTHER PUBLIC COMPANY BOARDS

25%
75%
1 or less
2
3 or more

Director Succession and Board Refreshment

The Governance Committee oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promote and support SunCoke Energy’s long-term strategy. In doing so, the Governance Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications. The Governance Committee considers director-nominees from various sources and chooses nominees with the primary goal of ensuring that the Board collectively serves the interests of our stockholders.

The Governance Committee annually reviews the qualifications and experience of current directors and identifies specific competencies required in director-nominees. Director nominees should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. The Board also considers diversity of age, ethnicity and gender. Directors also are expected to devote sufficient time and effort to their duties as members of the Board.

Governance Committee Process for Director Nominations

The Governance Committee evaluates potential director candidates and makes recommendations to the Board. Candidates may be identified by current directors, by a search firm or by stockholders. The Governance Committee may engage the services of a third-party consultant to assist in identifying and screening potential candidates. The Governance Committee’s evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards and any other considerations that the Governance Committee deems appropriate. At least annually, the Governance Committee reviews the criteria for the nomination of director candidates and approves changes to the criteria, as appropriate. Following its evaluation process, the Governance Committee recommends candidates to the full Board. The Board makes the final determination regarding a candidate based on its consideration of the Governance Committee’s recommendation. Candidates recommended by our stockholders will be evaluated on the same basis as candidates recommended by current directors, search firms, or third-party consultants.

Certain Information Regarding Directors

On the following pages is information regarding the specific experience, qualifications, attributes and skills that qualify the nominees and directors below to serve on the SunCoke Energy Board of Directors. The principal occupation and business experience of each director, and the reasons the Board believes each of the three nominees, Martha Z. Carnes, Katherine T. Gates and Andrei A. Mikhalevsky, should be elected to serve on the Board, are described below:

Class II Nominees Up for Election at the 2023 Annual Meeting

Martha Z. Carnes Age: 62 Committee Membership: Audit (Chair)

Ms. Carnes was appointed as a director of SunCoke Energy, Inc., effective December 5, 2019. From 1982 until her retirement from the firm in June 2016, Ms. Carnes served in various senior roles at PricewaterhouseCoopers, or PwC (an international accounting firm), including as: (i) Assurance Partner serving large, publicly traded companies in the energy industry; (ii) Managing Partner of PwC’s Houston, Texas office; and (iii) PwC’s Energy and Mining leader for the United States, where she led the firm’s energy and mining assurance, tax and advisory practices. Ms. Carnes currently serves as a director on the Supervisory Board of Core Laboratories N.V. [NYSE: CLB], a Netherlands company (one of the world’s largest providers of reservoir description and production enhancement services to the oil and gas industry), where she is the Lead Independent Director and Chairman of the Audit Committee. She is also a director of Matrix Service Company [NASDAQ: MTRX] (a provider of design, engineering, construction, repair and maintenance services to industrial and energy clients in North America), where she Chairs the Audit Committee and serves on the Compensation, and Nominating and Corporate Governance committees. She also is a Member Representative for Ohio Valley Midstream, LLC, a member-managed limited liability company engaged in natural gas and natural gas liquids gathering and processing. From September 1, 2017 through June 2019, Ms. Carnes served as a director of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy, L.P., our former master limited partnership.

Ms. Carnes is an experienced finance and public accounting executive, having spent her entire 34-year career with PwC. By virtue of her experience, Ms. Carnes possesses strategic planning, managerial and leadership expertise, having led the design and execution of market and sector strategies, business development, compensation, professional development, succession planning, and client satisfaction initiatives for clients in the mining, utilities and energy industries. In addition, Ms. Carnes brings vast experience with capital markets and financing activities, having served as lead audit partner on some of the largest merger and acquisition transactions completed in the energy sector.

Andrei A. Mikhalevsky Age: 68 Committee Membership: Compensation Governance

Mr. Mikhalevsky was appointed as a director of SunCoke Energy, Inc., effective February 23, 2023. He is the former President and Chief Executive Officer of California Dairies, Inc., a leading milk marketing and processing cooperative co-owned by 390 dairy producers supplying 17 billion pounds of milk products annually. Mikhalevsky has more than 40 years of leadership experience. Prior to California Dairies, Inc., he served as managing director of global ingredients and foodservices at Fonterra Cooperative Group Ltd., the world’s largest dairy exporter. In this role, Mr. Mikhalevsky was responsible for developing and building many of Fonterra’s global customer partnerships. In addition, he oversaw Fonterra’s research and innovation division and its branded business in Latin America. Previously, Mr. Mikhalevsky held senior executive positions at Campbell Soup Company, Georgia Pacific Corp. and Symrise Inc. He has been affiliated with numerous food & dairy industry-related boards, trade associations, and charitable boards, including SmithFoods, where he has served as a Director since 2017. He was an Executive Board Member of the International Dairy Foods Association, from 2014 to 2021. Previous industry-related board experience includes: Dairy America, Board Member from 2012 to 2020 and Chairman from 2018 to 2020; The National Milk Producers Federation, Board Member and Delegate (2019 to 2020); Challenge Food Products, Board Chairman (2012 to 2019); the U.S. Dairy Export Council, Board Member (2012 to 2019); and the Dairy Innovation Center, Board Member (2012 to 2019).

Mr. Mikhalevsky is a highly experienced senior-level executive, with global manufacturing and marketing expertise, as well as senior-level strategic planning and business development experience. He has been significantly engaged in trade advocacy efforts and legislative efforts in Washington D.C. and has testified before congressional committees and subcommittees. In addition, he has extensive board-level oversight experience as a director of several large private companies and industry associations.

Katherine T. Gates Age: 47 President

Ms. Gates was elected President of SunCoke Energy, Inc., and was appointed as a director on SunCoke’s Board of Directors, effective January 1, 2023. Prior to that, she was Senior Vice President, Chief Legal Officer and Chief Human Resource Officer since November 2019. In both of these roles Ms. Gates also led the Company’s environmental and sustainability function, including all Environmental, Social, and Governance matters. Ms. Gates joined SunCoke in February 2013 as Senior Health, Environment and Safety Counsel. She was promoted to Vice President and Assistant General Counsel in July 2014, where she focused on litigation, regulatory and commercial matters.

Ms. Gates was practicing law for two decades, and began her legal career in private practice as a Partner at Beveridge & Diamond, P.C., where she served on the firm’s Management Committee. Ms. Gates also co-chaired the civil litigation section of the firm’s Litigation Practice Group. In addition, from October 2015 through June 2019, Ms. Gates served as a director of SunCoke Energy Partners GP LLC, the general partner of our former master limited partnership subsidiary SunCoke Energy Partners, L.P.

Ms. Gates’ legal knowledge and skill, along with extensive executive experience at SunCoke, provides the Board of Directors with valuable expertise regarding operations, commercial, senior level strategic planning, legal and environmental matters.

Class III Nominees Up for Election at the 2024 Annual Meeting

Michael G. Rippey Age: 65 ChiefExecutive Officer

Since January 1, 2023, Mr. Rippey has been Chief Executive Officer of SunCoke Energy, Inc., focusing on strategic objectives and growth initiatives for the Company. Prior to that, he was Chief Executive Officer and President since December 1, 2017. He has been a director of SunCoke’s Board of Directors since December 2017. At that time, he also was appointed as Chairman, Chief Executive Officer and President of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., our former sponsored master limited partnership. Prior to joining SunCoke, Mr. Rippey served as Senior Advisor to Nippon Steel & Sumitomo Metal Corporation (a leading global steelmaker) since 2015. From 2014 to 2015, he was Chairman of the Board of ArcelorMittal USA (a major domestic steel manufacturer), and from August 2006 through October 2014, he was ArcelorMittal USA’s President and Chief Executive Officer. Prior to that, he successfully rose through progressively responsible financial, commercial and administrative leadership roles at ArcelorMittal USA and its predecessor companies: (i) from 2005 to 2006, he was Executive Vice President, Sales and Marketing at Mittal Steel USA; (ii) from 2000 to 2005, he was Executive Vice President and Chief Financial Officer at lspat Inland Inc.; and (iii) from 1998 to 2000, he served as Vice President, Finance and Chief Financial Officer of Ispat Inland Inc. He began his career with Inland Steel Company (a predecessor to ArcelorMittal USA) in 1984. Mr. Rippey currently serves on the Board of Directors of Olympic Steel, Inc. [NASDAQ: ZEUS] (a leading U.S. metals service center), where he is a member of the Nominating Committee and serves as Chair of the Audit and Compliance Committee. In addition to ArcelorMittal USA, Mr. Rippey’s previous board service also includes the National Association of Manufacturers and the American Iron & Steel Institute, where he was a past Chairman of the Board.

As a veteran industry executive, who has overseen operations of some of the largest and most capital intensive assets in the world, Mr. Rippey is an accomplished and financially astute leader with a wealth of finance, sales, operations and management experience in the metals industry. He has dealt successfully with dynamic and challenging business environments and, as a past executive officer and Chairman of ArcelorMittal USA, he has an intimate knowledge and understanding of the challenges and opportunities facing SunCoke as it continues to serve the steel industry.

Ralph M. Della Ratta, Jr. Age: 69 Committee Membership: Audit Compensation (Chair)

Mr. Della Ratta was appointed as a director of SunCoke Energy, Inc., effective December 3, 2020. From 2004 to 2017, he was Founder, Senior Managing Director and Chief Executive Officer of Western Reserve Partners LLC, a Cleveland, Ohio based investment banking merger and acquisition advisory firm. The firm was acquired in 2017 by Citizens Financial Group [NYSE: CFG], a large commercial banking institution. Since the acquisition, Mr. Della Ratta served as Co-Head of Merger and Acquisition Advisory Services for Citizens Financial Group, Inc., leading a team focused on delivering M&A services and related financial analysis to middle-market customers. Mr. Della Ratta retired from Citizens on June 30, 2022. He joined Kirtland Capital Partners as a partner on July 1, 2022. From 2004 to 2020, Mr. Della Ratta served on the Board of Olympic Steel, Inc. [NASDAQ: ZEUS] (a leading U.S. metals service center), where he was Lead Independent Director, a member of the Audit and Compliance Committee and, at different times, served as Chair of the Compensation Committee and Chair of the Nominating Committee. Mr. Della Ratta is involved in numerous non-profit and civic organizations, including: The Duke University Alumni Association and Annual Fund, Kent State University Board of Trustees (past Chair), The Ohio Venture Capital Authority, The Rock and Roll Hall of Fame, and United Cerebral Palsy Telethon (Chair).

Mr. Della Ratta brings valuable business and extensive financial experience to the Board, particularly with regard to capital raising, commercial banking, mergers and acquisitions, strategic financial analysis and capital markets transactions. In addition, Mr. Della Ratta also has knowledge of manufacturing and distribution in the steel and metals services industry.

Susan R. Landahl Age: 62 Committee Membership: Compensation Governance (Chair)

Ms. Landahl was appointed as a director of SunCoke Energy, Inc., effective September 1, 2017. From June 2015 until her retirement in January 2021, Ms. Landahl served as Senior Vice President, Organizational Effectiveness and Integrated Performance Assessment of Exelon Generation Company, LLC, a major generator and marketer of electricity and a subsidiary of Exelon Corporation, one of the nation’s largest power generators, with operations in 48 states. Since joining Exelon in 1999, Ms. Landahl has held a number of senior leadership positions, including Senior Vice President, Operations Integration & Business Development from August 2012 to January 2014, and Chief Operating Officer & Senior Vice President, Exelon Nuclear from June 2010 to August 2012. In this latter position, she oversaw 10 nuclear facilities with 17 nuclear reactors in Illinois, New Jersey and Pennsylvania, and was responsible for 5,000 employees and annual budgets in excess of $1.5 billion. Exelon’s nuclear fleet has since grown to 14 nuclear facilities, including 23 reactors in five states. As

Vice President, Industry Leadership at the Institute for Nuclear Power Operations from January 2014 to June 2015, Ms. Landahl led development of INPO 15-005, now the industry standard for leadership development and organizational effectiveness for the entire U.S. nuclear fleet and much of the world.

Ms. Landahl is a knowledgeable and experienced industry leader with strong operational skills and a proven track record for successfully managing large, complex projects and major project turnarounds. She has a keen and strategic understanding of the energy industry, and possesses senior-level business development, planning and managerial experience.

Class I Nominees Up for Election at the 2025 Annual Meeting

Arthur F. Anton (Chairman) Age: 65 Committee Membership: Compensation Governance

Mr. Anton was appointed as a director of SunCoke Energy, Inc., effective March 16, 2020, and was appointed as non-executive Chairman of the Board effective January 1, 2021. During the course of his career, Mr. Anton has served in various senior roles at The Swagelok Company (a large fluid systems technology company) most recently as Chairman of the board from September 2017 to December 2019, and as Chief Executive Officer from 2004 to 2017. Prior to that, he served as Swagelok’s President and Chief Executive Officer from 2004 to 2017, as its President and Chief Operating Officer from 2001 to 2004, as its Executive Vice President from 2000 to 2001, and as its Chief Financial Officer from 1998 to 2000. Prior to joining Swagelok in 1998, Mr. Anton was a Partner of Ernst & Young LLP (a professional accounting and consulting services firm), where he consulted with companies in manufacturing, energy, service, and other industries. Mr. Anton currently serves as a director on the boards of the following companies: Olympic Steel [NASDAQ: ZEUS] (a leading U.S. metals service center), where he is the Lead Independent Director and a member of both the Audit and Compliance Committee, and the Compensation Committee; The Sherwin-Williams Company [NYSE: SHW] (a major paint coatings manufacturer), where he serves as Chair of the Audit Committee; and Diebold Nixdorf, Incorporated [NYSE: DBD] (a leading manufacturer of automated teller, calculating, and accounting machinery), where he serves as Chair of the Finance Committee and is a member of the Audit Committee. Mr. Anton also serves as Chairman of University Hospitals Health System in the Cleveland, Ohio area.

Mr. Anton is an experienced corporate executive with strong operational, financial and leadership expertise, along with significant experience in the steel industry. He brings substantial domestic and international manufacturing and distribution experience and strategic planning expertise to our Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton has financial expertise and extensive financial experience. He also possesses health, environment and safety oversight experience by virtue of his oversight experience as Chief Executive Officer and Chief Operating Officer at Swagelok.

Michael W. Lewis Age: 73 Committee Membership: Audit Governance

Mr. Lewis was appointed as a director of SunCoke Energy, Inc., effective December 3, 2020. During the course of his career, Mr. Lewis has risen through progressively responsible senior leadership positions at BMO Harris Bank, N.A. (a large U.S. banking institution and subsidiary of Bank of Montreal, the Canadian multinational investment bank and financial services company) and, from 1998 until his retirement in 2013, Mr. Lewis was Executive Vice President, and Chicago metro regional president. His responsibilities have included strategic integration and management of business segments across the regional network of BMO Harris branches, as well as growing the bank’s commercial and retail business, community development and consumer loans and services. Mr. Lewis is an active member of Chicago’s business and civic communities and has served on several boards, including the Chicago Regional Transportation Authority, the Urban Partnership Bank (a full-service community development bank), and Chicago United (a corporate membership and advocacy organization promoting economic opportunities by advancing multiracial leadership in corporate governance, executive level management, and business diversity). Mr. Lewis also serves on the Foundation Board of Western Michigan University and has served as past Chairman of the Western Michigan University Business School Advisory Council.

Mr. Lewis is an experienced banking executive who has spent over 40 years in the financial services industry with business line responsibility. He provides significant senior management-level strategic planning, business development and managerial expertise to the Board.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board is composed of a majority of independent directors and our Audit, Compensation and Governance Committees are each composed entirely of independent directors. The following table shows the membership of our Committees as of March 23, 2023:

Name	Audit	Compensation	Governance

Michael G. Rippey
Katherine T. Gates
Arthur F. Anton		✓	✓
Martha Z. Carnes	✓*
Ralph M. Della Ratta, Jr.	✓	✓*
Susan R. Landahl		✓	✓*
Michael W. Lewis	✓		✓
Andrei A. Mikhalevsky		✓	✓

*	Denotes Committee Chair

Meeting Attendance

The Board held ten meetings in fiscal year 2022. Each director who served in fiscal year 2022 attended over 75% of the aggregate of: (i) the total number of meetings of the Board during the periods that he or she served in fiscal year 2022 and (ii) the total number of meetings of the Committees on which he or she served during the periods that he or she served in fiscal year 2022.

Audit Committee

All members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, or NYSE, and the rules and regulations of the Securities and Exchange Commission, or SEC. The Audit Committee is composed of Ms. Carnes, Mr. Della Ratta and Mr. Lewis, and is chaired by Ms. Carnes. The Board has determined that members of the Audit Committee are independent directors for purposes of serving on an audit committee under applicable SEC and NYSE requirements, and each is financially literate and has accounting or related financial management expertise as required by the applicable rules of the NYSE. The Board also has determined that each of Ms. Carnes and Messrs. Della Ratta and Lewis qualify as an “audit committee financial expert” as defined by the applicable rules of the SEC.

The Audit Committee assists the Board in (1) the appointment, evaluation and compensation of the Company’s independent auditor, (2) the review and monitoring of the Company’s financial statements and disclosures, (3) pre-approval of audit services, internal control-related services and permitted non-audit services, (4) oversight and monitoring of the Company’s internal audit function and independent auditors, (5) monitoring compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics; and (6) oversight of the Company’s information technology use and protection including, but not limited to enterprise cybersecurity and privacy.

The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of SunCoke Energy’s financial statements. In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of our independent registered public accounting firm, including the scope of the audit, audit fees, critical audit matters, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.SunCoke.com. The Audit Committee met ten times in fiscal year 2022.

Compensation Committee

The Compensation Committee is composed of Mr. Anton, Mr. Della Ratta and Ms. Landahl, and is chaired by Mr. Della Ratta. The Compensation Committee is responsible for the approval, evaluation and oversight of compensation plans, policies and programs for the executive officers and certain other employees of SunCoke Energy and its subsidiaries. The Compensation Committee also has sole authority over the appointment, evaluation and compensation of any independent compensation consultant it uses in the evaluation of executive officer compensation.

The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.SunCoke.com. The Compensation Committee met four times in fiscal year 2022.

Governance Committee

The Governance Committee is composed of Mr. Anton, Mr. Lewis and Ms. Landahl, and is chaired by Ms. Landahl. The Governance Committee (1) assists the Board in identifying individuals qualified to become Board members, (2) recommends to the Board director nominees to be considered by stockholders, (3) recommends Corporate Governance Guidelines to the Board, (4) leads the Board in its annual review of Board performance, (5) recommends to the Board nominees for each Board committee, (6) reviews the form and amount of director compensation and makes recommendations to the Board regarding the Company’s director compensation program, and (7) provides oversight of the Company’s on-going environmental, health, sustainability and corporate social responsibility policies, initiatives, objectives and practices.

The Board has adopted a written charter for the Governance Committee, which is available on our corporate website at www.SunCoke.com. The Governance Committee met five times in fiscal year 2022.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or ever was an officer or employee of SunCoke Energy or any of our subsidiaries. In addition, none of our executive officers served on the compensation committee or board of directors of any other company of which any of our directors also was an executive officer.

CORPORATE GOVERNANCE

Corporate governance at SunCoke Energy is designed to promote the long-term interests of our stockholders, strengthen Board and management accountability, foster responsible decision-making and engender public trust. We have adopted leading governance practices that establish strong independent leadership in our boardroom, ensure Board and management accountability, and provide our stockholders with meaningful rights.

We believe that such corporate governance practices are essential to our long-term success. The following are key governance provisions that highlight SunCoke Energy’s commitment to transparency and accountability:

✓	Strong Board independence (6 out of 8 directors are independent)	✓	Fully independent Audit, Compensation and Governance Committees
✓	Independent Chairman with robust responsibilities	✓	Annual Board and Committee self-evaluations
✓	Separate independent Chairman and CEO roles	✓	Robust stock ownership requirements for executive officers and directors
✓	Majority vote standard for uncontested election of directors	✓	Strong stockholder engagement practices
✓	Limitations on outside board and audit committee service	✓	Greater than 75% attendance at Board and Committee meetings
✓	Non-employee directors meet in executive session without management present	✓	Code of Business Conduct & Ethics applicable to directors and executive officers
✓	Board oversight of sustainability matters and comprehensive annual report addressing environmental and social impact and responsible business practices	✓	Demonstrated focus on, and commitment to, ongoing Board refreshment

Director Independence

The Board, upon the recommendation of the Governance Committee, has determined that each of our non-management directors who serves as a director is “independent” under the applicable rules of the NYSE and the SEC and is free of any direct or indirect material relationship with SunCoke Energy or its management.

Board Leadership Structure

Our Board currently separates the roles of Chairman and Chief Executive Officer. The current leadership structure of the Board includes our independent non-executive Chairman (Mr. Anton), and our Chief Executive Officer (Mr. Rippey). Our Governance Committee and Board believes that the current Board leadership structure, with separate roles for the Chairman and the Chief Executive Officer is in the best interests of SunCoke Energy and its stockholders at the present time. In our view, a number of factors support the current leadership structure chosen by the Board, including, among others:

•

Separating these two roles increases the Board’s independence from management and leads to better monitoring and oversight, thus reducing the potential for actual or perceived conflicts of interest related to executive compensation, performance and succession.

•

The Chairman provides independent oversight, presiding over the meetings of our Board of Directors (including sessions with only independent directors present) and coordinating the work of the standing Committees of our Board.

•

The Chairman serves as a liaison between our Board and senior management, but having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management.

•

This governance structure promotes a balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis.

•

Separating the roles of Chairman and Chief Executive Officer promotes overall board independence, allowing the Chief Executive Officer to focus his time and energy on the everyday demands of managing our business successfully (including strategy and operations), while at the same time leveraging the experience and perspectives of the Chairman.

Our Governance Committee annually assesses these roles and the board leadership structure to ensure that the interests of SunCoke Energy and its stockholders are best served. Our By-laws allow the Chief Executive Officer to be designated as Chairman of the Board. If the individual elected as Chairman of the Board is also the Chief Executive Officer, or if the Chairman of the Board is otherwise not independent, then the Chair of our Governance Committee will act in the role of Lead Director. The duties of such a Lead Director are described in our Corporate Governance Guidelines and include: (1) the authority to chair those meetings of the Board of Directors at which the Chairman is not present; and (2) the authority to preside at executive sessions of the independent directors. A Lead Director also may provide advice and counsel, as needed, to the Chairman, and/or the Chief Executive Officer, on strategic issues and on Board of Directors and Committee matters generally. If appointed, a Lead Director also would lead the Board and Committee self-evaluation process, as well as the annual evaluation of the Chief Executive Officer by the independent directors. Except for our Chief Executive Officer, Mr. Rippey, and our President, Ms. Gates, our Board of Directors is composed entirely of independent directors. The Audit, Compensation and Governance Committees are composed solely of independent directors.

Risk Oversight

Our Board has an active role, both as a whole, and also at the committee level, in overseeing management of the Company’s risks, including financial risks, cybersecurity risks, credit and liquidity risks, legal and regulatory risks, and operational risks. The Board is responsible for general oversight of risks and regularly reviews information from management who is responsible for the day-to-day processes and operations to manage risks.

In accordance with NYSE requirements, the Audit Committee charter provides that the Audit Committee is responsible for reviewing and discussing SunCoke Energy’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. On a regular basis, our officers who are responsible for monitoring and managing SunCoke Energy’s risks, including our Chief Executive Officer, our President, our Senior Vice President and Chief Financial Officer and our Vice President, Assistant General Counsel and Chief Compliance Officer, make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing risk management by engaging in periodic discussions with our officers as it may deem appropriate. In addition, each of our Committees considers the risks within its areas of responsibility. For example, the Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls, and the Compensation Committee considers the risks that may be implicated by our executive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement. We believe that the leadership structure of our Board supports its effective oversight of our risk management.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, suppliers, vendors, contractors and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. Our Audit Committee receives regular reporting on cybersecurity and information security risks. The Board and the Audit Committee receive presentations throughout the year on cybersecurity and information security topics. In 2021, we updated our Audit Committee charter to make explicit the Committee’s responsibility for reviewing cybersecurity matters and information security risks as well as the steps taken by management to identify, assess and mitigate such risks. At least twice each year, the Audit Committee and the Board discuss cybersecurity and information management risks with the Company’s Chief Information Officer.

Management has continued to take significant steps to enhance our data security infrastructure and defenses. These enhancements include new and improved technical controls and procedures, additional use of outside third-party experts and independent cybersecurity advisors, and periodic review of the Company’s cyber insurance policies to ensure appropriate coverage.

Sustainability Matters

Our Board recognizes the importance of sustainability and is actively engaged in overseeing the Company’s sustainability practices and works alongside management to ensure focus on these matters. As part of this ongoing focus our Governance Committee provides broad oversight of the Company’s policies, initiatives, objectives and practices regarding environmental matters, climate change, health and corporate social responsibility. The Governance Committee receives updates from management and considers stakeholder concerns regarding current and emerging sustainability matters that may affect the business, operations, performance, or public image of the Company, and reviews such matters with the Board and management, as appropriate. We continue to incorporate sustainability into our businesses’ core strategy, reflecting our belief that sustainability is essential to long-term growth. We also believe in transparency, and report on our sustainability efforts in an annual Sustainability Report which discusses our programs and policies designed to promote ethical business practices, good corporate governance, and the well-being and health of our environment, employees, and the communities in which we live and work.

Executive Sessions of the Board

Our Board holds regular executive sessions in which the independent directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. In accordance with applicable NYSE rules, our non-executive Chairman presides over the executive sessions of the independent directors. The independent directors met in executive sessions separate from management eight times during fiscal 2022.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address the following matters, among others: (1) composition of the Board and director qualifications; (2) operations of the Board; (3) responsibilities of the Board; and (4) Committee structure and responsibilities. These Corporate Governance Guidelines are posted on our corporate website at www.SunCoke.com.

Insider Trading Policy Restrictions on Hedging & Pledging

SunCoke Energy’s Insider Trading Policy applies to our employees, executives, including our named executive officers (“NEOs”), and the members of our Board. The Insider Trading Policy prohibits trading in SunCoke Energy securities except during specifically designated windows, and also prohibits certain types of trading activities whether or not they technically involve insider trading. SunCoke Energy considers it inappropriate for any director, officer or other employee to enter into speculative hedging or monetization transactions involving SunCoke Energy securities. In general, such transactions are designed to offset or reduce the risk of price fluctuations in the underlying security and, as such, sever the ultimate alignment with our stockholders’ interests. Under our Insider Trading Policy, no employee, officer, or director of SunCoke Energy may, either directly or indirectly through a third party, enter into short sales or purchase, sell or exercise any puts, calls or similar instruments pertaining to securities of SunCoke Energy (other than options exercised in accordance with the terms of an option plan sponsored by SunCoke Energy) or engage in hedging activities of any kind (e.g., covered calls, collars, equity swaps, prepaid variable forwards, and exchange funds) pertaining to any SunCoke Energy securities, in each case because of the potential conflict of interest or the perceptions created, and the resulting possible impact on the market. Additionally, no employee (including any officer) or director of SunCoke Energy may pledge any SunCoke Energy securities as collateral for any loan or deposit, or hold any such securities in a margin account, since a foreclosure sale or margin sale could occur at a time when the pledgor is aware of material non-public information, or otherwise not permitted to trade in SunCoke Energy securities.

Review of Related Person Transactions

The Board has adopted a written policy that applies to interested transactions with related parties. For purposes of the policy, interested transactions include transactions, arrangements or relationships involving amounts greater than $100,000 in the aggregate in which the Company is a participant and a related person has a direct or indirect interest. Related persons are deemed to include executive officers, directors, director-nominees, owners of more than five percent of our Common Stock or an immediate family member of the preceding group. The policy provides that the Governance Committee is responsible for the review and approval of all such related person transactions.

The Governance Committee reviews the material facts of all interested transactions that require its approval and either approves or disapproves of the entry into the interested transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of an interested transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the Governance Committee. As part of its review and approval of a related person transaction, the Governance Committee considers, among other things, whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our related person transactions policy also provides that certain interested transactions will have standing pre-approval from the Governance Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Board or the Compensation Committee; (2) employment of an immediate family member of a director, director nominee or executive officer with compensation that does not exceed $120,000; (3) director compensation that is disclosed in the proxy statement; (4) transactions with companies where the business is less than the larger of $1 million or two percent of the other company’s total revenues; (5) certain charitable contributions; (6) transactions where all stockholders receive proportional benefits; (7) transactions involving competitive bids; (8) regulated transactions; (9) certain banking services; and (10) certain transactions available to all employees or third parties generally.

Director Attendance Policy

Directors are expected to attend the Board meetings and meetings of Committees on which they serve, as well as our annual meeting of stockholders.

Indemnification Agreements

Our directors are asked to enter into individual Indemnification Agreements with SunCoke Energy when joining the Board. The Indemnification Agreement is the same for each director and provides contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation and the By-laws. The Indemnification Agreement provides each director with indemnification to the fullest extent permitted by law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that we will indemnify each director against expenses, liabilities, losses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director is or was our director or by reason of the fact that the director is or was serving at our request as a director, officer, manager, trustee, fiduciary, employee or agent of another entity, with certain stated exceptions. In addition, under the Indemnification Agreement, we are obligated to advance payment to each director for all expenses reasonably incurred by such director with respect to the events or occurrences specified above, provided that the director must repay the advanced expenses to the extent that it is ultimately determined that the director is not entitled to indemnification under the terms of the Indemnification Agreement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller and other senior financial officers. The Code of Business Conduct and Ethics is posted on our corporate website at www.SunCoke.com.

Oversight of Management Succession

The Company has adopted a management succession policy pursuant to which the Board of Directors regularly reviews the Company’s succession plan for the CEO and other senior executives. This process is designed to prepare the Company for both planned succession events as well as unplanned succession events, such as those arising from unexpected illness or death or other sudden departure, to ensure the stability and accountability of the Company during periods of transition. The Board of Directors’ periodic review of the Company’s succession plan includes an evaluation of potential candidates for the CEO position and other senior executive positions, including an assessment of whether each candidate possesses the skills, experience, education, and other attributes that the Board of Directors believes to be required for such positions in light of the Company’s business, operations, strategy and culture. The Company’s management succession policy also provides process guidelines in the event of an emergency management succession event.

Board of Directors and Committee Evaluations

Our Board recognizes that a robust and constructive Board and committee evaluation process is an essential component of board effectiveness. As such, our Board and each of our committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board and the committee or committees on which the director sits. The Governance Committee oversees the evaluation process.

The results of these annual self-evaluations have led to changes aimed at improving the Board’s effectiveness, including the appropriate distribution of oversight responsibilities across the various committees of the Board, the conduct of executive sessions, and considerations of the type and content of information included in meeting materials.

Communications with the Board

Stockholders and other interested persons may communicate any concerns they may have regarding SunCoke Energy to the attention of the Board or to any specific member of the Board, including the Chairman, by writing to the following address:

SunCoke Energy, Inc.

c/o Corporate Secretary

1011 Warrenville Road – Suite 600

Lisle, Illinois 60532

Communications directed to the independent directors as a group should be sent to the attention of the Chairman, c/o the Corporate Secretary, at the address indicated above. Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the Board may communicate those concerns to the Audit Committee or its Chair, c/o the Corporate Secretary, using the address indicated above.

DIRECTOR COMPENSATION

The compensation program for our independent directors is designed to attract experienced and highly qualified directors, provide appropriate compensation for their time, efforts, commitment and contributions to SunCoke Energy and our stockholders and align the interests of the independent directors and our stockholders. The Governance Committee reviews director compensation regularly. On a biennial basis, Meridian Compensation Partners LLC, or Meridian, an independent compensation consulting firm, presents a benchmarking report on director compensation for the same peer group of companies that the Compensation Committee uses for determining compensation for our executives. After reviewing the information presented by Meridian and other public information on the topic, the Compensation Committee evaluates the plan design and compensation levels to ensure that they are consistent with market trends and makes recommendations of appropriate changes to the Board.

Annual Retainer

SunCoke Energy does not pay meeting fees. The table below summarizes the current structure of the independent director compensation program for SunCoke Energy’s independent directors:

BOARD SERVICE
Annual Retainer (Cash Portion)	$90,000
Annual Retainer (Stock Portion)	$120,000

COMMITTEE SERVICE
Annual non-executive Chairman Retainer	$80,000
Annual Lead Director Retainer (if applicable)	$30,000
Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• Governance Committee Chair	$12,000
Annual Audit Committee Member Retainer	$10,000

Retainer Paid in Shares

A portion of the independent directors’ annual retainer is paid in the form of our Common Stock. Each independent director also may elect to receive payment of all or a portion of his or her annual cash retainer in the form of our Common Stock. Commencing in 2023, payments are made annually in the number of shares of our Common Stock determined by dividing the aggregate portion of the annual retainer payable in our Common Stock by the average closing price for a share of our Common Stock for the thirty trading days on the New York Stock Exchange immediately prior to the payment date. Prior to June 2022, payments were made quarterly in the number of shares of our common stock determined by dividing one-fourth of the aggregate portion of the annual retainer payable in Common Stock by the average closing price per share of our Common Stock on the NYSE for the ten trading days immediately prior to the payment date.

Each independent director may designate his or her compensation to be delivered in the form of share units. Each share unit is treated as if it were invested in shares of our Common Stock, but it does not have voting rights. Share units are credited with dividend equivalents that entitle the holder to receive payment in an amount equal to the cash dividends payable on a number of shares of Common Stock equal to the number of outstanding share units. The dividend equivalents are credited to a bookkeeping account for each director who has share units. The dividend equivalent account does not bear interest. Payment of dividend equivalents coincides with the settlement of the related share units.

Independent directors may choose to receive their aggregate share units paid out, after termination of Board service, in a lump sum, or as a series of up to three approximately equal annual installments, commencing on January 15 of the calendar year following the calendar year in which they leave the Board. Successive annual installment payments are made no earlier than January 15 of each such year. Share units are settled in an equivalent number of shares of Common Stock on the payment date.

Director Stock Ownership Guidelines

Each independent director is expected to own a number of shares of our Common Stock having an aggregate market value equal to at least five times the independent director’s annual cash retainer. Share units credited to an independent director will be counted for purposes of determining compliance with these guidelines. Once the applicable guideline ownership level has been attained, compliance will not otherwise be affected by a subsequent decline in the trading price of our Common Stock. Our directors are allowed a five-year phase-in period to reach their respective stock ownership goals in order to comply with the applicable guidelines. As of December 31, 2022, all of our independent directors were in compliance with the guidelines. Each of our directors with less than five years of service (Mr. Anton, Mr. Della Ratta, Mr. Lewis and Mr. Mikhalevsky) will have five years from their respective appointments to the Board in which to meet their respective stock ownership goals.

Director Compensation Table

The table below sets forth the compensation paid by SunCoke Energy, Inc. to its independent directors in fiscal 2022. Mr. Rippey and Ms. Gates are employee directors and do not receive separate compensation for their Board service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Arthur F. Anton	170,000	120,000					290,000

Martha Z. Carnes	115,000	120,000					235,000

Ralph M. Della Ratta, Jr.	115,000	120,000					225,000

Susan R. Landahl	102,000	120,000					222,000

Michael W. Lewis	100,000	120,000					220,000

(1)

The amounts in this column reflect all cash retainers paid to independent directors during fiscal year 2022. Mr. Della Ratta elected to have half ($52,500) of his annual cash retainer delivered in shares of Common Stock.

(2)

The amounts in this column represent the grant date fair value of the stock retainer payments paid to each director in fiscal 2022, calculated pursuant to FASB ASC Topic 718. Ms. Carnes, Ms. Landahl, and Mr. Lewis each received their respective stock retainers in the form of share units. Messrs. Anton and Della Ratta each received their respective stock retainers in the form of shares of our Common Stock.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2022.

Members of the Compensation Committee:

•	Ralph M. Della Ratta, Jr. (Chair)

•	Arthur F. Anton

•	Susan R. Landahl

Compensation Discussion and Analysis (“CD&A”)

This CD&A describes the material elements of the 2022 compensation and benefit programs for our named executive officers, or NEOs. Our NEOs for 2022, which consist of those executive officers who appear in the Summary Compensation Table, were:

(1)	Michael G. Rippey, Chief Executive Officer(1);

(2)	Katherine T. Gates, President(1);

(3)	Mark W. Marinko, Senior Vice President and Chief Financial Officer;

(4)	P. Michael Hardesty, Senior Vice President Commercial Operations, Business Development, Terminals and International Coke;

(5)	John F. Quanci, Vice President, Chief Technology Officer.

The CD&A is organized into five sections:

SECTION 1 -- EXECUTIVE SUMMARY

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

SECTION 3 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND

                          MARKET DATA

SECTION 4 -- ELEMENTS OF COMPENSATION:

                          PAY MIX, OPPORTUNITY AND LEVERAGE

SECTION 5 -- OTHER COMPENSATION INFORMATION

[1]

On December 8, 2022, SunCoke Energy’s Board of Directors unanimously appointed Ms. Gates to the position of President of the Company effective January 1, 2023, and as a member of the Board effective as of the same date. Mr. Rippey, the Company’s then-current President and Chief Executive Officer, has continued to serve as Chief Executive Officer from the date of Ms. Gates’ promotion to President.

SECTION 1 -- EXECUTIVE SUMMARY

2022, like 2021, was a historic year for SunCoke. We delivered record financial results, surpassing our then-record results in 2021, driven by higher contribution margins on export coke sales and excellent performance from our Logistics segment. We further built upon our 2021 success in foundry coke by increasing market participation, while also initiating a foundry coke expansion project that will enable our Jewell plant to produce 100% foundry coke. That project, which will be completed in 2023, maintains the flexibility for the Jewell plant to shift between blast and foundry coke production. Beyond the 2022 results, our strategy to produce foundry coke and export blast furnace coke further advances SunCoke as a supplier of high-quality products to a more diverse customer base. We have developed strong customer relationships due to our high-quality products, reliable production, and operational and technical expertise. Participation in these markets, in addition to successful execution on our contracted coke sales, enabled our Domestic Coke facilities to operate at full capacity.

We took advantage of the strong coke export market in 2022, with higher contribution margins driving our record results along with the very strong performance of our Logistics segment. Our long-term, take-or-pay coke contracts continue to provide stability to our coke operations, including our newest five-year take-or-pay contract with Algoma Steel which started in 2022. These factors, underpinned by our ability to run the Domestic Coke facilities at full capacity, resulted in record Adjusted EBITDA and operating cash flow. We delivered $297.7 million of Adjusted EBITDA in 20221, the highest in the Company’s history, exceeding our revised guidance range of $270 million to $285 million. Additionally, we generated $208.9 million in operating cash flow, which was within our revised guidance range of $200 million to $215 million.

We built upon our 2021 performance in the Logistics segment, continuing to handle multiple products with increased volumes. With the foundation of providing reliable, high-quality services, as well as the backdrop of a strong commodity market, our domestic terminals had higher throughput volumes and higher pricing for strong overall results.

We continued to deliver on our balanced capital allocation approach in 2022. Following our successful major debt refinancing in 2021, we maintained focus on strengthening the balance sheet further by lowering our gross debt by $83.2 million. We returned almost $24 million of capital to shareholders, having increased our quarterly dividend from $0.06 per share to $0.08 per share, a 33 percent increase. We anticipate continuation of that higher quarterly dividend in 2023. Finally, we continued to pursue profitable growth opportunities, entering into a non-binding letter of intent with U.S. Steel to manufacture granulated pig iron. We are continuing to develop the project in 2023.

Safety is our first priority, and our 2022 performance was the Company’s best since 2016. When measured against steel and coke industry-wide rates, we continue to be meaningfully better than those benchmarks, demonstrating our strong commitment to safety. Moreover, we set our safety target, for the purposes of our annual incentive plan, significantly better than industry benchmarks. To that end, our excellent safety record is best understood in comparison to industry-wide safety performance. Our Total Recordable Incident Rate (“TRIR”) was 0.69 for 2022. For comparison, the most recent data from the Bureau of Labor Statistics reports the overall TRIR for Petroleum and Coal (Coke) Products Manufacturing is 4.3, and the TRIR for the Iron and Steel Mills Sector is 2.8.

[1]

For a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2022.

Environmental performance has always been central to our operations, and the Company continues to utilize actual, measurable environmental performance for our compensation program—as it has done since the Company’s inception. Our 2022 performance was excellent, achieving the maximum metrics and continuing our consistent, strong results from prior years as well.

2022 PERFORMANCE HIGHLIGHTS

The focus of our executive team and employees on the Company’s long-term success was evidenced by advancement of our strategic goals to diversity our customer base and products. We achieved these objectives by increasing participation in the foundry coke market, initiating the foundry coke expansion project, and exporting blast furnace coke.    In addition, we further strengthened our capital structure by lowering gross debt by $83.2 million, and we returned capital to shareholders with a quarterly dividend that increased from $0.06/share to $0.08/share. The foundation for these accomplishments is first-rate, consistent operational execution, including strong safety and environmental performance.

Here is a summary of our major accomplishments during 2022:

Delivered record-setting financial performance

•   Achieved the highest consolidated Adjusted EBITDA in SunCoke’s history ($297.7 million)

•   Exceeded revised guidance high end ($285 million) due to higher contribution margins on export coke sales and excellent Logistics segment performance

Supported full capacity utilization of cokemaking assets via export and foundry sales

•   Our domestic coke fleet operated at full capacity

•   Took advantage of the strong export coke market in 2022 and successfully sold all uncontracted blast tons into the export market

•   Built on success in foundry by increasing market participation and initiating a foundry coke expansion project to enable 100% foundry production at Jewell plant (to be completed in 2023)

•   Successfully executed on our contracted coke sales, including the first of a five year take-or-pay blast furnace coke contract with Algoma Steel (average annual sales volumes of approximately 150,000 tons)

Further stabilized and strengthened SunCoke’s capital structure

•   Lowered gross debt by approximately $83.2 million, resulting in a current gross leverage ratio of 1.8x, on a last twelve months basis

•   Continued to strengthen the balance sheet following the successful debt refinancing in 2021 that achieved an annual interest rate savings of approximately $17 million

•   Entered into a non-binding letter of intent with U.S. Steel to manufacture granulated pig iron (GPI)

Returned meaningful capital to stockholders	• Increased quarterly dividend from $0.06 to $0.08 per share ($0.32 annual dividend), returning $23.6 million to stockholders in 2022, and we anticipate this dividend to continue in 2023

Demonstrated strong commitment to safety and environmental

•   Continued to deliver strong safety and operational excellence, with safety performance significantly better than industry-wide rates

•   Demonstrated rigorous environmental compliance and contributed to lower carbon steelmaking by providing high-quality, high strength coke that lowers need for carbon-intensive fuels in blast furnace

Historical Financial Performance

We delivered the highest Adjusted EBITDA in the Company’s history in 2022, following what was then record Adjusted EBITDA in 2021. The strong financial and operating performance in 2022 and

2021 are not outliers, as we have have met or beat our guidance in each of the last seven years. Despite this consistent financial performance, SunCoke’s stock price does experience volatility caused primarily by steel industry outlook factors. Because our stock price is highly correlated with that of our customers, this steel industry outlook and our customer’s performance can create a disconnect between the Company’s operating results and stock price.

Shareholder Engagement

The Company values feedback from all of its stockholders and regularly engages with them both at conferences and one-on-one. We believe this approach to engaging proactively and openly drives increased accountability, well-rounded decision-making, and ultimately furthers creation of long-term value. During 2022, we engaged with 52 investors, via audiovisual conferences. In addition, the Company’s Chief Executive Officer, President, and others regularly engage in dialogue with stockholders through the Company’s quarterly earnings call.

The Company received no recommendations on executive compensation from stockholders in 2022. In addition, our “Say on Pay” vote in 2022 received 92.3% support from stockholders.

The Company’s Board and the Compensation Committee reviewed the results of this vote and concluded that this level of approval reflects strong shareholder support of our compensation strategy and programs. In light of this approval, the structure of our pay programs has remained materially consistent from 2019 through 2022.

SECTION 2 — OUR COMPENSATION PHILOSOPHY

Our Compensation Program is Designed Around These Guiding Principles:

Strong pay for performance orientation	• A significant portion of pay at risk based on performance. This aligns with our stockholders’ interests. • The level of pay at risk increases progressively at positions of greater responsibility.

Align Pay with Long-Term Interests of our Stockholders	• The principles of our compensation strategy are tied to paying for performance and increasing stockholders’ value over the long-term.

Attract, Reward & Retain Executives	• Our compensation structure supports our need to attract and retain top-level talent, including individuals with critical skills.

Provide Competitive Compensation

•   Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance.

•   The market is defined by reference to general industry, as well as a specific peer group.

Avoid Legacy Liabilities	• We provide competitive benefits in a manner that emphasizes flexibility and avoidance of legacy liabilities. • For example, our NEOs have no defined benefit pension plan or retiree medical plan.

Compensation Governance Practices

We have a robust and ongoing annual process to plan, review and determine executive compensation, which includes engagement with our stockholders. Our compensation program is designed to promote exceptional performance and align the interests of our executives with the interests of our stockholders while discouraging executives from taking excessive risks.

✓ WHAT WE DO:	× WHAT WE DON’T DO:

✓ Align pay and performance

✓ Regularly engage with our stockholders so that feedback on compensation can be provided

✓ Cap annual and long-term incentive awards

✓ Annually review risks associated with our compensation programs

✓   Require significant stock ownership of executive officers

✓ Utilize a market-based approach for determining NEO target pay levels

✓   Require a “double trigger” for change in control severance

✓ Provide for clawback of incentive awards if our financial statements are restated

✓   Utilize an independent compensation consultant

×   No tax gross-ups, including on change in control payments

×   No re-pricing or cash buyout of out-of-the-money stock options

×   No guaranteed minimum payout of annual or long-term performance awards

×   No individual employment contracts or individual change in control agreements beyond our severance / change in control plan

×   No hedging transactions, short sales or pledging of our Common Stock by our directors of executive officers

×   No dividends or dividend equivalents on unearned RSUs or performance shares

×   No perquisites, other than partial commuting allowances in lieu of relocation for certain executives

SECTION 3 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND MARKET DATA

Role of Management

Each year, the Board of Directors establishes measurable performance goals and objectives for the CEO and the Company, and evaluates the CEO’s performance against these goals and objectives. The CEO, in turn, reviews the performance of our other NEOs and makes recommendations to the Compensation Committee with respect to their compensation, including salary and annual and long-term incentives.

After considering the data on market-based compensation provided by the Company’s independent compensation consultant, the Compensation Committee annually reviews and assesses the compensation of our NEOs. In so doing, the Compensation Committee also considers, among other things, the Company’s results of operations, relative shareholder return, other performance metrics, and the value of similar compensation for NEOs at comparable companies.

Based upon this review, the Compensation Committee presents its recommendations for approval to the full Board and, after considering the Compensation Committee’s recommendations, the Board determines the appropriate levels of compensation for the NEOs. The CEO attends Compensation Committee meetings, but is not present for, and does not participate in, discussions concerning the CEO’s own compensation.

Compensation Consultant

Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation, and to approve the retention terms of the consultant, including fees. Meridian served as our independent compensation consultant in 2022, having been retained by the Compensation Committee in September 2021 to provide advice on executive compensation matters. The Compensation Committee regularly reviews the consultant’s independence relative to key factors identified in the applicable listing standards of the NYSE. Based on its assessment, the Compensation Committee concluded that Meridian is independent and that no conflicts of interest exist.

Meridian provides advice on emerging trends, regulatory developments and data related to executive compensation. Meridian’s services included evaluating our NEO total compensation competitive positioning, developing our compensation peer group, assisting in our annual and long-term incentive plan design, assessing potential risks in our incentive plans, and assisting in the preparation of this CD&A. Meridian performs no other work for us.

Market Data

We operate in a unique sector of the industry, with no public companies that are direct competitors. The Compensation Committee considers national market survey data from Willis Towers Watson and Equilar. For Willis Towers Watson, this data was general industry survey data for companies with revenues of between $1 billion and $3 billion, while the data for Equilar was for companies with revenues between $1 billion to $5 billion (“General Industry Survey Data”). To supplement the survey data, the Compensation Committee has approved a peer group of 15 companies (the “Peer Group”).

The nature of SunCoke’s long-term take-or-pay coke contracts, which pass through commodity and certain operating costs to customers, makes revenue less meaningful criteria for purposes of selecting peer companies. As a result, the Company uses EBITDA as the primary financial metric in selecting companies from comparable industries. Selected companies generally fall within the range of one-third to three times SunCoke’s EBITDA. The Compensation Committee also considers other financial metrics, as appropriate, in making the final determination of peer companies. Market capitalization and enterprise value are used as reference measures when considering peer companies but these measures are very volatile, especially in our industry.

The approved compensation peer group for fiscal year 2022 was comprised of the following companies:

Company	1-Year EBITDA (millions)	3-Year EBITDA (millions)	1-Year Revenue (millions)	Market Cap. at 12/31/22 (millions)	Enterprise Value at 12/31/22 (millions)	Primary Industry
Warrior Met Coal, Inc.	$944	$1,447	$1,739	$1,789	$1,386	Steel
Cabot Corporation	$705	$1,604	$4,321	$3,765	$5,233	Commodity Chemicals
Eagle Materials Inc.	$602	$1,469	$1,862	$4,895	$5,981	Construction Materials
ATI Inc.	$542	$1,037	$3,836	$3,864	$5,388	Steel
Worthington Industries, Inc.	$414	$998	$5,242	$2,415	$3,215	Steel
Kraton Corporation[1]	$387	$820	$1,970	N/A	N/A	Specialty Chemicals
Minerals Technologies Inc.	$347	$985	$2,126	$1,970	$2,840	Specialty Chemicals
Schnitzer Steel Industries, Inc.	$285	$623	$3,486	$839	$1,171	Steel
Quaker Chemical Corporation	$239	$698	$1,944	$2,993	$3,777	Specialty Chemicals
Ferro Corporation[2]	$199	$446	$1,126	N/A	N/A	Specialty Chemicals
Koppers Holdings Inc.	$191	$594	$1,981	$589	$1,454	Commodity Chemicals
Materion Corporation	$189	$387	$1,757	$1,796	$2,340	Diversified Metals and Mining
U.S. Concrete, Inc. [3]	$147	$469	$1,322	N/A	N/A	Construction Materials
Kaiser Aluminum Corporation	$132	$447	$3,428	$1,205	$2,160	Aluminum
Carpenter Technology Corporation	$100	$388	$1,836	$1,790	$2,479	Steel

75th Percentile	$478	$1,017	$3,457	$3,186	$4,141
Median (N = 15)	$285	$698	$1,970	$1,883	$2,660
25th Percentile	$190	$458	$1,797	$1,643	$1,983

SunCoke Energy, Inc.[4]	$296	$774	$1,973	$720	$1,261	Steel
+/- Median	4%	11%	0%	-62%	-53%
Percentile Rank vs. Peers	51%	54%	52%	5%	4%

Peer companies are sorted in descending order based on 1-Year EBITDA.

Source for peer data: S&P Capital IQ Database (as of 3/5/2023); Revenue and EBITDA calculated for the most recent fiscal year, while market cap and enterprise value are shown as of 12/31/2022.

Notes:

1.	Kraton Corporation was acquired by DL Chemical Co. Ltd. on March 15, 2022: trailing 1-year and 3-year figures reflect most recently reported data prior to acquisition.

2.	Ferro Corporation was acquired by Prince International Corporation on April 21, 2022: trailing 1-year and 3-year figures reflect most recently reported data prior to acquisition.

3.	U.S. Concrete was acquired by Vulcan Materials Company on August 26, 2021: trailing 1-year and 3-year figures reflect most recently reported data prior to acquisition.

4.	SunCoke Energy trailing 1-year figures reflect FY2022 values and trailing 3-year figures reflect FY2020 – FY 2022 values

On September 28, 2022, the Compensation Committee approved a new compensation peer group for fiscal year 2023, removing Kraton Corporation and U.S. Concrete, Inc. from the foregoing list, and adding TimkenSteel Corporation and Harsco Corp. as peers.

SECTION 4 -- ELEMENTS OF COMPENSATION: PAY MIX, OPPORTUNITY AND LEVERAGE

The total direct compensation opportunity for each NEO in 2022 was based on the NEO’s annual base salary, annual target cash incentive award opportunity and annual target long-term incentive award opportunity. In making its decisions, the Compensation Committee considered both the Peer Group and General Industry survey data for each NEO’s position. The Compensation Committee retains the flexibility to adjust compensation levels based upon other factors such as individual experience and performance.

Our philosophy is to drive a performance-oriented culture. To this end, performance-based compensation makes up a meaningful portion of each NEO’s compensation as demonstrated in the chart below. We consider the compensation we pay through annual cash incentives under the Annual Incentive Plan, or AIP, and Long Term Incentives, or LTI grants, to be performance-based.

These percentages are based on each current NEO’s salary and annual and long-term incentive targets for 2022.

Base Salary

Base salary is the only fixed portion of total direct compensation for our NEOs. We focus on setting base salaries that are market-based, though actual positioning may vary based on factors such as individual performance, responsibilities associated with the position, experience in the position and more broadly, internal equity and the competitive market at the time of recruitment.

The Compensation Committee considers adjustments to the base salaries of executive officers on an annual basis. The Compensation Committee approved a merit-based increase of 3% for Mr. Rippey’s base salary to recognize his leadership in 2022, including increased participation in the foundry coke market, initiation of the foundry coke expansion project, execution of export coke sales, full utilization of our Domestic Coke plants, and strong performance of our Logistics segment, all of which contributed to exceptional 2022 financial results. Mr. Rippey’s base salary increase aligns his compensation closer to the peer group median. This increase along with increases for Ms. Gates, Mr. Hardesty, and Mr. Quanci were approved in February 2022. Mr. Marinko joined the Company in March, 2022 and his compensation was approved at that time.

Named Executive Officer	2022 Annual Base Salary ($)	2021 Annual Base Salary ($)	Percentage Increase (%)
Mr. Rippey	981,332	952,750	3.0
Ms. Gates	477,405	463,500	3.0
Mr. Marinko	470,000	—	N/A
Mr. Hardesty	458,945	445,578	3.0
Mr. Quanci	405,997	394,172	3.0

Annual Cash Incentive Awards

Overview: The NEOs participated in the SunCoke Annual Incentive Plan, or AIP, which is a performance-based annual cash incentive plan designed to promote the achievement of our annual business objectives by providing competitive incentive opportunities to employees who can significantly impact our performance. The payout under the AIP for each NEO is based on a combination of financial and operating goals detailed below, as well as individual performance. The payment, if any, may not exceed 200% of a NEO’s target incentive opportunity.

Target Incentive Opportunity: Each executive has a target incentive opportunity that is expressed as a percentage of annual salary. In 2021, the Compensation Committee approved a market-based increase of 10% for Mr. Rippey’s target cash incentive to align his compensation with the peer group median. This increase along with 5% increases for Ms. Gates, Mr. Hardesty and Mr. Quanci, to align compensation with peer group median, were approved effective February 2021. The 2022 target incentives for our NEOs were unchanged from 2021. At year-end 2022, these target percentages were as shown in the table below.

Named Executive Officer	Annual Base Salary ($)	Target Incentive as % of Salary
Mr. Rippey	981,332	110
Ms. Gates	477,405	75
Mr. Marinko	470,000	75
Mr. Hardesty	458,945	75
Mr. Quanci	405,997	70

For 2022, the AIP used the following corporate performance goals and weighting, which are unchanged from 2021:

Metric	Weighting	Rationale and Definition
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)	70%

Adjusted EBITDA was selected as the primary measure since it best aligns with key measures of our business strategy and strongly correlates with shareholder value creation.

As defined in Item 8 of the Company’s Form 10K, Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, and (gain) loss on extinguishment of debt.

Operating Cash Flow	10%	Operating cash flow measures the cash generated by our business activities. The cash generated by our business activities includes receipts from customers and payments for operating expenses.

Safety Performance	10%

Safety performance consists of an all-company target (Coke, Corporate and Logistics), which is measured using the regulatory Occupational Safety and Health Administration Total Recordable Incident Rate or TRIR (actual recordable incidents x 200,000, which is the approximate number of hours a person works each year multiplied by 100, divided by total man-hours worked). In addition, to achieve performance more than 100%, there must be no high severity incidents. High severity is defined as an injury resulting in permanent and total disability or resulting in a fatality.

Environmental Performance	10%

Environmental performance is determined by a comprehensive assessment of (i) venting levels relative to each plant’s operating permit or other agreements or allowances; (ii) the number of preventable “deviations,” which are defined as nonconformance with an Environmental Protection Agency air permit term; and (iii) consideration of other relevant factors. In conducting its assessment of these factors, the Compensation Committee uses a formulaic approach for (i) and (ii), but also applies its judgment when considering (iii) as a modifier.

The AIP threshold, or 25% achievement, is set at a level that represents minimum acceptable performance by the Company in the context of the business conditions and other challenges. The target, or 100% achievement, is set at a level that represents performance that is demanding but attainable. The maximum, or 200% achievement, is set at a level that represents extraordinary performance. As with the NEOs, an employee’s individual performance is a factor in the ultimate payout, with the total AIP having a cap of 200%.

The 100% achievement factor for financial and operational metrics is set at the level of the Board-approved operating plan. The threshold (25%) and maximum (200%) achievement factors represent 80% and 110% of the target level performance, and a curve is utilized to establish payout levels between the threshold and maximum. The safety metric is based on annual performance relative to an internal target set each year, which is based on internal performance and external benchmarks. The environmental metric is based on annual permit compliance, including air emissions and deviations, as well as other factors important to the Company’s environmental results.

The Company’s payout curve is designed to incentivize executives to find every opportunity, no matter how small, to increase Adjusted EBITDA, without sacrificing safety or environmental performance. SunCoke typically sets guidance within a $10 million to $15 million range, so increases of even $2 million of Adjusted EBITDA should be encouraged and recognized.

AIP Compensation Decisions and Results: In approving the final payout of the 2022 Annual Incentive, the Compensation Committee used Adjusted EBITDA as the primary metric (70% corporate weighting). The following sets forth the quantitative performance goals for 2022 and the approved performance result as a percentage of target.

Metric	Weighting	Performance Goals			Actual Performance	Company Payout Factor
		Threshold	Target	Maximum
		25% of target		200% of target
Adjusted EBITDA ($MM)	70%	$198.00	$247.50	$272.20	$289.50	140.00%
Operating Cash Flow ($MM)	10%	$146.70	$196.20	$220.90	$208.90	15.15%
Safety Performance	10%	1.1	0.8	0.3	0.69	11.10%
Environmental Performance	10%	Comprehensive Assessment			150%	18.00%
Total Payout Factor						184.25%

The Compensation Committee also excluded from Adjusted EBITDA the positive impact of expenses related to our Black Lung reserves from legacy operations of $8.2 million below budgeted results. This is consistent with the exclusion of Black Lung reserve changes in prior years.

In determining the 2022 AIP Payout, the Committee also considered:

•	The Company’s record 2022 financial results, with our Operating Cash Flow and our historic Adjusted EBITDA far exceeding our original guidance, resulting in maximum performance.

•

Recognition of the Company’s advancement as a supplier of high-quality products to a more diverse customer base. In addition to foundry and export customers, the Company entered into a five-year take-or-pay contract with Algoma Steel beginning in 2022.

•	Strong Domestic Coke performance, including successful execution of contracted coke sales, as well as participation in the export and foundry coke markets, which enabled operating at full capacity.

•	Higher volumes and price realization in our Logistics segment.

•	Strengthening of the balance sheet with further reduction in gross debt by approximately $83 million.

•	Safety performance was the best it has been since 2016.

•	SunCoke’s safety performance, with a TRIR of 0.69, is meaningfully stronger when compared to our industry benchmarks.

•	Exceptional environmental performance through maximizing our objective metrics coupled with achieving difficult goals for environmental matters.

After considering the foregoing notable achievements and performance of the management team, the Committee approved an aggregate payout of 184.25% for all NEOs, based upon corporate and individual performance. The Committee considers this amount to be reasonable to recognize performance, and aligned with enterprise and stockholder interests. The total bonus amounts paid to each NEO for 2022 were:

Named Executive Officer	Target Award ($)	Actual Award ($)
Mr. Rippey	1,079,466	1,988,915
Ms. Gates	358,054	659,714
Mr. Marinko*	264,375	487,111
Mr. Hardesty	344,209	634,205
Mr. Quanci	284,198	523,635

*	Mr. Marinko’s AIP target was prorated at 75%, based upon his hire date.

For our 2023 AIP targets, we will follow our typical process and establish goals based on our business plan and guidance to stockholders. The plan reflects the expected earnings and cash flow based on (a) the terms of our contracts, (b) foundry and export coke sales, and (c) volumes and pricing for our logistics segment. The rigorous metrics for Safety and Environmental performance will continue.

Long-Term Incentives

Each year, the Compensation Committee evaluates the appropriate compensation mix and reviews the Peer Group and General Industry survey data regarding the typical mix of short and long-term incentive awards. Based upon the NEO’s long-term incentive target and position and, factoring in Peer Group practices as well as our compensation philosophy, the Compensation Committee determines the appropriate mix of equity vehicles for each executive as well as the target long-term incentive compensation as a percentage of base salary. As with 2021, our 2022 long-term incentive awards included performance share units, restricted share units, and long-term cash awards.

Long-Term Equity Incentive Awards

Equity awards granted under the Omnibus Plan are designed to align the executives’ compensation with the interests of stockholders by creating a direct linkage between the executives’ rewards and stockholders’ gains, provide management with the ability to increase equity ownership in SunCoke Energy, provide competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives. There are two elements to our equity incentive program:

•

Restricted Share Units: Restricted share units, or RSUs, represent rights to receive shares of our Common Stock, with vesting conditioned upon continued employment with the Company through the end of the applicable restriction period. RSU awards generally vest ratably over three years on each anniversary of the grant date.

•

Performance Share Units: Performance share units, or PSUs, represent rights to receive shares of our Common Stock, with vesting conditioned upon the attainment of performance goals established by the Compensation Committee for the applicable performance period, as well as the participant’s continued employment with SunCoke Energy.

The Compensation Committee determines the performance metrics for the long-term awards based on the financial measures most relevant to the Company’s performance and generation of long-term value for stockholders. Our core business, the production of metallurgical coke, is a capital-intensive business with primarily take-or-pay contracts with integrated steel producers. Our revenue is largely determined by coal prices, where we are generally not at risk based on the structure of our take-or-pay coke contracts. Therefore, the Compensation Committee determined that the two most important drivers of long-term performance are cumulative Adjusted EBITDA and pre-tax Return on Invested Capital (ROIC), and therefore both are included as metrics in the PSUs and long-term performance cash awards. A Total Shareholder Return, or TSR modifier, is also used to partially adjust the performance share unit award value to reflect shareholder return, regardless of the underlying generation of three-year Adjusted EBITDA or three-year average pre-tax ROIC.

2022-2024 PSU Award

The PSU grants have a three-year performance period, beginning on January 1, 2022 and ending on December 31, 2024. The two primary performance metrics are each weighted 50%, and the goals for the grants are:

Metric	Threshold 25%	Target 100%	Maximum 200%
Cumulative Adjusted EBITDA	$560M	$700M	$749M
Average Pre-Tax ROIC (Coke, Logistics & Unallocated Corporate)	9.00%	11.20%	12.00%

Adjusted EBITDA is an important measure in assessing operating performance. Our management, as well as certain investors, uses this measure to analyze our current and expected future financial performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on other measures and because it eliminates items that have less bearing on our operating performance.

Our long-term goals on Adjusted EBITDA and pre-tax ROIC are determined based on our contracts and capital investment. For our domestic coke segment, Adjusted EBITDA is based on running our coke plants at full capacity and selling all of our coke. We set pricing based on what we know about market conditions, which fluctuate and in turn will affect that amount of EBITDA we make. The logistics business Adjusted EBITDA is primarily driven by seaborne export market dynamics including the global demand of coal and commodity pricing. We set 2022 through 2024 financial targets based on these assumptions along with the aim to be aggressive and require continuous improvement in operations.

PSUs are subject to a modifier that can increase or decrease the PSU payout by a multiplier of +/- 20% based on the Company’s Total Shareholder Return (“TSR”) performance over the three-year performance period. The Company’s TSR is ranked relative to the TSR of each company that is part of the NASDAQ Iron & Steel Index over the same period on a non-weighted basis. Performance between threshold, target or maximum levels will be determined by straight-line interpolation. The payout is capped at 240% (including the TSR modifier) of the target units. The Compensation Committee determines the level of achievement of the goals after the end of the performance period.

2020-2022 PSU Award

The three-year performance period for PSUs granted under the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan, or LTPEP, in 2020, ended on December 31, 2022. The LTPEP was a former equity plan that was replaced by the Omnibus Plan in May 2022. Mr. Rippey, Ms. Gates and Mr. Hardesty received a payout under these PSUs. The payout for the PSUs was based on achievement against three-year cumulative Adjusted EBITDA performance goals (weighted 50%), and on achievement against three year average pre-tax ROIC for the Coke and Logistics businesses plus unallocated corporate income performance goals (weighted 50%).

In addition, the PSUs contained a modifier that can increase or decrease the PSU payout by a multiplier of +/- 25% based on the Company’s TSR performance over the three-year performance period. The Company’s TSR is ranked relative to the TSR of each company that is part of the NASDAQ Iron & Steel Index over the same period on a non-weighted basis. If SunCoke achieved maximum performance levels on all metrics and the modifier, the payout would be capped at 250% of the target.

Based upon performance as shown in the following table, the NEOs received 183.4% of their target PSU grant and accumulated dividends.

SunCoke 2020 - 2022 Metrics for PSUs (Adj. EBITDA)

		Threshold	Target	Maximum

	% of Award	0%	100%	200%	Results	Performance Payout%
Three-year cumulative earnings before interest, taxes, depreciation and amortization (“Adj. EBITDA”).	50%	560	700	749	813	200.0%

SunCoke 2020 - 2022 Metrics for PSUs (Pre-tax ROIC)

		Threshold	Target	Maximum

	% of Award	0%	100%	200%	Results	Performance Payout%
Three-year average pre-tax return on invested capital (“ROIC”), including coke, logistics and unallocated corporate cost, but excluding discontinued operations and legacy costs [e.g., Black Lung, pensions and other postemployment benefits]	50%	8.3%	10.4%	11.1%	13.1%	200.0%

SunCoke 2020 - 2022 TSR Modifier and Final PSU Award Payout

At the end of the three-year performance period (December 31, 2022), the number of vested PSUs was determined as set forth above. Performance between threshold, target and maximum values were adjusted proportionately. Once determined, the number of vested PSUs was multiplied by a TSR Modifier, and the product is the number of shares of SunCoke common stock to be paid in settlement of the vested PSUs. In the event that SunCoke’s TSR performance is negative, the overall payout of the award is capped at 100%. The TSR Modifier can range from 75% to 125% based on the 3-year TSR of SunCoke Common Stock relative to the common stock of companies within the NASDAQ Iron & Steel Index. Based on the TSR of SunCoke Common Stock for the 2020 - 2022 period, the TSR modifier was 91.7%.

					Payout Pre- TSR Modifier (.5 x 96.1%) + (.5 x 144.2%)	200.0%
					TSR Modifier	91.7%
					Final PSU Award Payout	183.4%

In approving the final payout of the 2020 PSU Award, the Compensation Committee approved an adjustment to Adjusted EBITDA and pre-tax ROIC that were consistent with our general principles of how to treat unusual, unplanned items as they occur. Adjusted EBITDA for 2020 was adjusted $34.2 million for the successful customer contract extension agreements. In calculating the pre-tax ROIC, operating income for 2020 was adjusted $34.2 million for the successful contract extension agreements.

Long-Term Performance Cash Incentives

Long-Term performance cash awards are designed to align the executives’ compensation with the interests of stockholders by providing competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives. Awards are granted with vesting conditioned upon the attainment of performance goals established by the Compensation Committee for the applicable performance period, as well as the participant’s continued employment with SunCoke.

The 2022 long-term cash incentive awards have a three-year performance period, beginning on January 1, 2022 and ending on December 31, 2024. The performance metrics, each weighted 50%, and the goals for the grants are as follows:

Metric	Threshold 0%	Target 100%	Maximum 200%
Cumulative Adjusted EBITDA	$560M	$700M	$749M
Average Pre-Tax ROIC (Coke, Logistics & Unallocated Corporate)	9.00%	11.20%	12.00%

Our long-term goals on Adjusted EBITDA and pre-tax ROIC are determined based on our contracts and capital investment. We set goals that are aggressive and require continuous improvement in operations. In addition, our long-term cash incentive awards are subject to other terms and conditions set forth in the applicable award agreements.

2020-2022 Long-Term Cash Incentive Award

The three-year performance period for the long-term cash incentive awards granted in 2020 under the LTPEP ended on December 31, 2022. Each of our NEOs received a payout under these long-term cash incentive awards, based on achievement against three-year cumulative Adjusted EBITDA performance goals (weighted 50%), and on achievement against three year average pre-tax ROIC for the Coke and Logistics businesses plus unallocated corporate income performance goals (weighted 50%). Unlike the PSUs, these long-term cash incentive grants do not contain a modifier that can increase or decrease the payout based on the Company’s TSR performance over the three-year performance period. Based upon performance during the three-year performance period, the NEOs received 200.0% of their target long-term cash incentive award.

SECTION 5 -- OTHER COMPENSATION INFORMATION

Perquisites

We do not provide our NEOs with perquisites or other personal benefits such as vehicles, club memberships, financial planning assistance or tax preparation. The Company may reimburse relocation costs for newly retained or relocated NEOs or provide a partial commuting allowance.

Stock Ownership Guidelines

Under our stock ownership guidelines, our executives are required to maintain direct ownership in our Common Stock in the following amounts:

•	CEO: Five times annual base salary

•	Senior Vice Presidents and above: Three times annual base salary

•	Vice Presidents: One times annual base salary

A newly hired executive has five years to meet the ownership requirements. If an executive’s ownership requirement increases due to a promotion, the executive has five years to meet the increased level. NEOs are required to hold 100% of any newly vested shares (other than shares sold to pay taxes) until they meet 100% of the share ownership guidelines. Other executives must hold at least 50% of any newly vested shares (other than shares sold to pay taxes) until they meet 100% of the share ownership guidelines. Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares held under our retirement plans, count toward these guidelines. Outstanding stock options (vested and unvested) as well as unearned performance-based restricted share units do not count toward these guidelines. As of December 31, 2022, all of our executives either have met in full or are on track to meet their ownership requirements at the end of their guideline period.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits short sales of Company stock, as well as the purchase, sale, or exercise of any puts, calls, or other options (other than options granted pursuant to any incentive compensation plan of the Company) on Company stock, or “hedging.” Our Insider Trading Policy also prohibits employees, officers and directors of the Company from pledging Company stock as collateral for any loan or depositing any Company stock in a margin account.

Recoupment Policy

Our recoupment, or “claw back,” policy allows for recoupment of incentive compensation, with a three-year look-back. Under this policy, if the Company restates its financial statements, or if an officer of the Company violates a Company policy or confidentiality covenant, or engages in conduct detrimental to the Company’s business or reputation, the Compensation Committee has the discretion to cancel outstanding awards of, or opportunities to receive, cash or equity incentive compensation and to recoup incentive compensation already paid or awarded to an officer during the three-year period preceding the date the restatement obligation was determined or the date of the officer’s misconduct.

Retirement Benefits

•

SunCoke 401(k) Plan: SunCoke Energy offers all its employees, including the NEOs, the opportunity to participate in the SunCoke 401(k) Plan, which is a defined contribution plan with 401(k) and profit sharing features designed primarily to help participating employees accumulate funds for retirement. Our employees may make elective contributions of up to 80% of eligible pay up to annual IRS limits, and we make Company contributions generally consisting of a matching contribution equal to 100% of employee contributions up to 5% of eligible compensation and another Company contribution equal to 3% of eligible compensation. All NEOs are eligible to receive these contributions.

•

Savings Restoration Plan: The Savings Restoration Plan, or SRP, is an unfunded, nonqualified deferred compensation plan that is made available to participants in the SunCoke 401(k) Plan whose compensation exceeds the IRS limits on compensation that can be considered under that Plan ($305,000 for 2022). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Company contributions will be credited to the accounts of each employee who elects to defer compensation and they consist of (1) a matching Company contribution equal to 100%

of the first 5% of compensation deferred by the participant under the SRP and (2) an additional Company contribution equal to 3% of the compensation deferred by the participant under the SRP. SunCoke Energy can also make additional discretionary contributions.

The 401(k) Plan and the Savings Restoration Plan are the only Company-sponsored retirement income vehicles for NEOs. Our NEOs have no defined benefit pension or other post-retirement benefits.

Severance and Change in Control Benefits

Our NEOs participate in the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan. The purpose of these plans is to recognize an executive’s service to SunCoke Energy and provide a market competitive level of protection and assistance if an executive is involuntarily terminated. The Special Executive Severance Plan is also designed to reinforce and encourage the continued attention and dedication of senior executives of SunCoke Energy in the event of a possible major transaction. These plans are described in detail in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Other SunCoke Energy Benefits

Our NEOs participate in the same basic benefits package and on the same terms as other eligible SunCoke Energy employees. The benefits package includes the savings program described above, as well as medical and dental benefits, disability benefits, insurance (life and travel), death benefits and vacations and holidays.

Assessment of Risk Related to Compensation Practices

In February 2022, the Compensation Committee, in consultation with Meridian, considered whether our compensation policies and practices for our employees, including the NEOs, were reasonably likely to have a material adverse effect on SunCoke Energy. In concluding that this was not the case, the Compensation Committee determined that our executive compensation program was consistent with SunCoke Energy’s risk management strategies, as well as peer and market data.

In the case of employees below the Senior Vice President level, salary is generally a significant portion of compensation. In the case of the NEOs, annual cash incentive compensation awards were based on multiple metrics, target goals were set at appropriate levels, and payments were capped at 200% of an individual target. Long-term incentive awards, which consist of restricted share units and performance share units, contain multi-year vesting periods, thus promoting employee retention and aligning management’s interest with those of our stockholders. Our stock ownership requirements help further align the interests of executives with those of stockholders.

Accounting and Tax Considerations

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company’s overall compensation philosophy and objectives. The Company believes that maintaining the discretion to evaluate the performance of executive officers is an important part of the Company’s responsibilities and benefits stockholders. As a result, the Company may award compensation to NEOs that is not fully deductible if it is determined that such compensation is consistent with the Company’s compensation philosophy and benefits stockholders.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code.

Any equity awards granted to our employees, including those to executive officers, are reflected in the Company’s consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

Summary Compensation Table

The following table sets forth compensation information for our NEOs for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020:

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)

Michael G. Rippey	2022	981,332	—	2,502,391	—	3,792,665	203,588	(4)	7,479,976
Chief Executive Officer	2021	945,812	—	2,758,176	—	1,572,037	134,950		5,410,975
	2020	909,615	—	2,203,220	—	740,000	160,867		4,013,702

Katherine T. Gates	2022	477,405	—	358,052	—	929,714	119,204	(5)	1,884,375
President	2021	460,125	—	395,700	—	512,747	97,605		1,466,177
	2020	450,000	—	329,788	—	252,000	104,642		1,136,430

Mark W. Marinko	2022	391,667	—	352,488	—	487,111	15,403	(6)	1,246,669
SVP & Chief Financial
Officer

Phillip M. Hardesty	2022	458,945	—	344,208	—	893,765	126,369	(7)	1,823,287
SVP, Com Ops, BD	2021	442,334	—	382,054	—	492,921	105,592		1,422,901
Int’l Coke & Terminals	2020	430,662	—	317,039	—	242,256	116,653		1,106,610

John F. Quanci	2022	405,997		146,932	—	707,327	62,720	(8)	1,322,976
VP, Chief Technology	2021	391,302		137,768	—	495,122	58,410		1,082,602
Officer	2020	380,974	—	137,766	—	337,756	61,436		917,932

(1)

The amounts reported in this column reflect the grant date fair value of restricted share unit and performance share unit awards made under our long-term incentive plans to the NEOs listed in this table, determined in accordance with FASB ASC Topic 718. The performance share unit amounts are based on the probable outcome of the performance conditions. See Note 15 to the Form 10-K in the 2022 Annual Report for a complete description of the assumptions used for these valuations. For 2022, the grant date fair value of the performance share unit awards were as follows, assuming the performance conditions of such awards are achieved at their maximum potential levels:

Named Executive Officer	2022($)
Mr. Rippey	2,085,285
Ms. Gates	298,380
Mr. Marinko	293,745
Mr. Hardesty	286,844

(2)	The Company did not grant any stock options to NEOs in 2020, 2021, or 2022

(3)

The amounts in this column reflect annual cash incentive payments to each NEO under the AIP. A description of this plan can be found in the Compensation Discussion and Analysis section of this proxy statement. The Non-Equity Incentive Plan compensation for Mr. Rippey, Ms. Gates, Mr. Hardesty and Mr. Quanci also includes payments made under the Long Term Cash Incentive Plan (a predecessor to the Omnibus Plan). The 2020 long-term cash incentive awards to these NEOs vested, with payout based upon Company performance of cumulative adjusted EBITDA and pre-tax ROIC, weighted equally, during the three-year period from January 1, 2020 through December 31, 2022.

(4)

The All Other Compensation column for 2022 includes (i) $179,638 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $23,950 representing Company matching contributions to the SunCoke 401(k) Plan.

(5)

The All Other Compensation column for 2022 includes (i) $55,254 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $23,950 representing Company matching contributions to the SunCoke 401(k) Plan; and (iii) $40,000 as a commuting allowance.

(6)

The All Other Compensation column for 2022 includes (i) $6,075 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $9,329 representing Company matching contributions to the SunCoke 401(k) Plan.

(7)

The All Other Compensation column for 2022 includes (i) $52,419 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $23,950 representing Company matching contributions to the SunCoke 401(k) Plan; and (iii) $50,000 as a commuting allowance.

(8)

The All Other Compensation column for 2022 includes (i) $40,521 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $23,950 representing Company matching contributions to the SunCoke 401(k) Plan.

2022 Grant of Plan-Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan awards			Estimated Future Payouts Under Equity Incentive Plan awards (1)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (2)	Target (#)	Maximum (#)	All Other Stock Awards: No. of Shares of Stock or Units (#) (3)	All Other Option Awards: No. of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Mr. Rippey		269,867(6)	1,079,466(7)	2,158,932
		—(8)	834,133(9)	1,668,266
	02/24/2022				—	110,627	276,563				834,128
	02/24/2022							221,255			1,668,263
Ms. Gates		89,514 (6)	358,054(7)	716,108
		—(8)	119,351(9)	238,702
	02/24/2022				—	15,829	39,573				119,351
	02/24/2022							31,658			238,701
Mr. Marinko		66,094(6)	264,375(7)	528,750
		—(8)	117,500(9)	235,000
	03/07/2022				—	13,187	32,968				117,496
	03/07/2022							26,374			234,992
Mr. Hardesty		86,052(6)	344,209(7)	688,418
		—(8)	114,736(9)	229,472
	02/24/2022				—	15,217	38,043				114,736
	02/24/2022							30,434			229,472
Mr. Quanci		71,050(6)	284,198(7)	568,396
		—(8)	97,439(9)	194,878
	02/24/2022							19,487			146,932

(1)

The amounts reported in these columns represent the target number of performance share units granted to each NEO, and the range of the potential number of performance share units that may be issued to each NEO for the 2022 - 2024 performance period. Each unit represents the right to receive a share of Company Common Stock. Terms applicable to the performance share units grant reported in this column are described in the Compensation Discussion and Analysis. In general, these performance share units vest on the third anniversary date of the grant subject to a risk of forfeiture by participant, with the payout of such PSUs being conditioned upon performance goals and continued employment at SunCoke Energy until the date the Compensation Committee determines the payout levels. The awards are also subject to pro rata vesting upon retirement and accelerated vesting of the target amount upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.

(2)

Under the performance share unit award agreement, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from one share to the maximum amount, subject to the approval of the Compensation Committee.

(3)

This column reflects the number of restricted share units granted to our NEOs. In general, these awards vest on the first, second and third anniversary date of the grant, subject to continued employment with SunCoke Energy (or continued vesting upon retirement after the year of grant), and accelerated vesting upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(4)	No stock options were granted in 2022, as described in the Omnibus Plan section of the Compensation Discussion and Analysis.

(5)

The grant date fair value was calculated in accordance with FASB ASC Topic 718. See Note 15 to the Form 10-K in the 2022 Annual Report for a complete description of the assumptions used for these valuations.

(6)

Under the AIP, no payment is made based on corporate performance until a minimum performance level is met, and performance at or above such level will result in a payment ranging from 25% to the maximum amount, subject to the approval of the Compensation Committee.

(7)

The amounts in these columns were established under the AIP. These estimated payouts were based on pre-established goals for 2022. Thus, the amounts shown in the columns reflect the range of potential payments when the performance goals were set in early 2022. Actual amounts paid for 2022 are shown in the Summary Compensation Table. A description of the AIP can be found in the Compensation Discussion and Analysis section of this proxy statement.

(8)

Under the terms of the long-term cash incentive awards granted pursuant to the Omnibus Plan, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from one dollar to the maximum amount, subject to the approval of the Compensation Committee.

(9)

Amounts reflect a long-term performance cash award made under the Omnibus Plan. Awards will vest based on performance during the period of 2022 - 2024 and consists of 50% three-year cumulative Adjusted EBITDA and 50% three-year pre-tax ROIC. In general, these long term performance cash awards on the third anniversary date of the grant subject to a risk of forfeiture by participant, with the payout of such award being conditioned upon performance goals and continued employment at SunCoke Energy until the date the Compensation Committee determines the payout levels. The awards are also subject to pro rata vesting upon retirement and accelerated vesting of the target amount upon death, disability, or a qualifying termination following a change in control of SunCoke Energy.

2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 31, 2022:

	Option Awards				Stock awards
Named Executive Officer	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (2)
Mr. Rippey	72,864		10.80	12/6/2027	473,591	(4)	4,087,090	377,646	3,259,085
	131,112		9.87	2/13/2029
Ms. Gates	2,400		16.55	2/20/2023	68,305	(5)	589,472	55,020	474,823
	1,986		22.30	2/26/2024
	7,890		16.90	2/18/2025
	6,268		9.85	2/15/2027
	5,512		9.85	2/15/2027
	14,126		10.49	2/14/2028
	20,537		9.87	2/13/2029
Mr. Marinko		—	—	—	26,375	(6)	227,616	13,187	113,804
Mr. Hardesty	13,344		16.55	2/20/2023	65,829	(7)	568,104	52,893	456,467
	12,368		22.30	2/26/2024
	19,950		16.90	2/18/2025
	8,889		3.80	2/17/2026
	8,889		3.80	2/17/2026
	4,410		9.85	2/15/2027
	14,126		10.49	2/14/2028
	20,537		9.87	2/13/2029
Mr. Quanci	5,290		16.55	2/20/2023	40,736	(8)	351,552	—	—
	5,028		22.30	2/26/2024
	9,406		16.90	2/18/2025
	4,532		3.80	2/17/2026
	2,630		9.85	2/15/2027
	3,905		10.49	2/14/2028
	8175		9.87	2/13/2029

(1)	Vesting of these options is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(2)	The market value of these shares is based on the closing price of SunCoke Energy Common Stock on December 31, 2022, which was $8.63.

(3)

These shares reflect the target number of performance share units granted on February 25, 2021 for the 2021 - 2023 performance period and the target number of performance share units granted on February 24, 2022 for the 2022 -2024 performance period.

(4)

66,363 of these restricted share units were granted on February 19,2020, which will vest on the third anniversary of the grant date. 185,973 of these restricted share units were granted on February 25, 2021, of which one-half will vest on each of the second and third anniversary of the grant date. 221,255 of these restricted share units were granted on February 24, 2022, of which one-third will vest on each of the first, second and third anniversary of the grant date

(5)

9,933 of these restricted share units were granted on February 19,2020, which will vest on the third anniversary of the grant date. 26,714 of these restricted share units were granted on February 25,2021, of which one-half will vest on each of the second and third anniversary of the grant date. 31,658 of these restricted share units were granted on February 24, 2022, of which one-third will vest on each of the first, second and third anniversary of the grant date.

(6)	26,374 of these restricted share units were granted on February 24, 2022, of which one-third will vest on each of the first, second and third anniversary of the grant date.

(7)

9,549 of these restricted share units were granted on February 19, 2020, which will vest on the third anniversary of the grant date. 25,846 of these restricted share units were granted on February 25, 2021, of which one-half will vest on each of the second and third anniversary of the grant date. 30,434 of these restricted share units were granted on February 24, 2022, of which one-third will vest on each of the first, second and third anniversary of the grant date.

(8)

7,603 of these restricted share units were granted on February 19, 2020, which will vest on the third anniversary of the grant date. 13,749 of these restricted share units were granted on February 25, 2021, of which one-half will vest on each of the second and third anniversary of the grant date. 19,384 of these restricted share units were granted on February 24, 2022, of which one-third will vest on each of the first, second and third anniversary of the grant date.

2022 Option Exercises and Stock Vested Table

The following table sets forth the exercises of options and vested awards for the fiscal year ended December 31, 2022:

	Option Awards		Stock Awards
Named Executive Officer	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Mr. Rippey	—	—	460,362	3,980,590

Ms. Gates	—	—	68,536	592,895

Mr. Marinko	—	—	—	—

Mr. Hardesty	—	—	66,132	571,867

Mr. Quanci	—	—	17,866	138,682

(1)

The amounts in this column represent the value realized by multiplying the number of shares acquired upon option exercise by the amount by which the share value exceeded the exercise price upon exercise.

(2)

The amounts in this column represent the value realized by multiplying the closing price of our Common Stock on the date of vesting by the number of shares vested. Also, included for Mr. Rippey, Ms. Gates and Mr. Hardesty are the vested PSUs from the February 19, 2020 PSU award, which vested at 183.40%, as approved by the Compensation Committee on February 22, 2023.

Savings Restoration Plan

The Savings Restoration Plan (“SRP”) is an unfunded, nonqualified deferred compensation plan that is made available to participants in our 401(k) Plan whose compensation is expected to exceed the IRS limit on compensation that can be considered under that Plan ($305,000 for 2022). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the applicable IRS compensation limit. Such amounts will be credited to a bookkeeping account established for each participant as of the date the amounts would otherwise have been paid to the participant. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP.

Participants are always fully vested in their own deferrals as well as the 3% employer contribution, and they will vest in the employer matching contributions and discretionary contributions in accordance with the vesting schedule in the 401(k) Plan, which provides for 100% vesting after three years of service. Participants can direct the investment of their bookkeeping accounts among the same investment alternatives available under the 401(k) Plan. Unless the participant elects otherwise, distributions are made in a lump sum on the first day of the seventh month following termination of employment (or immediately to the participant’s beneficiary in the event of the participant’s earlier death). The participant can elect, prior to his or her first year of participation, to receive a distribution in installments over two to ten years instead of a lump sum if he or she terminates due to retirement, defined under the SRP as termination after attaining age 55 with 10 years of service, or age 60 with 5 years of service. In addition, a participant can elect, concurrently with the annual deferral election, to receive an in-service lump sum distribution of the amount he or she elects to defer for such year, with such payment date not earlier than three years from the end of the year in which the election is made. A participant can change the time or method of distribution in limited circumstances. Upon a change in control, the SRP will automatically terminate, and all account balances will be distributed to participants.

2022 Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions, earnings and account balances under our Savings Restoration Plan, or SRP, for 2022:

Named Executive Officer	Executive Contributions in 2022 ($) (1)	Registrant Contributions in 2022 ($) (2)	Aggregate Earnings (Losses) In 2022 ($) (3)	Aggregate Withdrawals/ Distributions In 2022 ($)	Aggregate Balance as of December 31, 2022 ($) (4)

Mr. Rippey	112,274	179,638	(217,634)	—	1,139,029

Ms. Gates	34,534	55,254	(92,118)	—	500,962

Mr. Marinko	3,880	6,075	(145)	—	9,810

Mr. Hardesty	58,942	52,419	(114,057)	—	665,513

Mr. Quanci	25,325	40,521	(92,309)	—	520,285

(1)

These amounts represent elective executive deferrals of salary or non-equity incentive compensation under our SRP from the amounts included in the Summary Compensation Table under “Salary” or “Non-Equity Incentive Plan Compensation”, respectively.

(2)

These amounts represent contributions made under our SRP, which include matching contributions equal to 100% of the first 5% and an annual contribution equal to 3% of compensation deferred by the participant under the SRP. These amounts are reported in the Summary Compensation Table under “All Other Compensation”.

(3)	The earnings/(losses) in this column are not included in the Summary Compensation Table.

(4)

The aggregate balances reported in this column for each NEO include amounts reported in Summary Compensation Tables for 2022 and prior years: Mr. Rippey: $1,064,751; Ms. Gates: $503,292; Mr. Hardesty: $668,209; and Mr. Quanci: $546,748.

Potential Payments upon Termination or Change in Control

We provide benefits to our NEOs upon termination of employment under certain circumstances. These benefits are in addition to the benefits to which the NEOs would be entitled upon a termination of employment generally (which include vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination, accrued and unused vacation and the right to elect continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA). The incremental benefits payable to the NEOs are described as follows:

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause (as defined in the Plan), death or disability. Severance is paid in monthly installments and ranges from one (for each VP), one and a half times (for each SVP), and two times (for CEO) of the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. In addition, if termination occurs after the first quarter of the calendar year, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical plan benefits (excluding dental and vision) at active employee rates for the salary continuation period of one to one and a half years (which runs concurrently with COBRA); continuation of life insurance coverage equal to one time’s the executive’s base salary; and outplacement services. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause, death or disability, or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, having a value equal to two times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s target annual incentive in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date. In addition, if termination occurs after the first quarter of the calendar year, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical, dental and vision plan benefits at active employee rates for two years (with COBRA eligibility beginning at the end of the applicable continuation period), continuation of life insurance coverage equal to one time’s the executive’s base salary, and outplacement services. If the benefits received by an executive upon a change in control would trigger an excise tax under Section 280G of the Internal Revenue Code, the benefits under the plan will either (i) be paid to the executive, in which case he or she will be responsible for the tax or, (ii) if it would result in a greater after-tax benefit to the executive, be reduced so that no excise tax is triggered.

Omnibus Long-Term Incentive Plan

Under the Omnibus Plan, if within 24 months following a change in control a participant’s employment is terminated by SunCoke Energy other than for cause, death or disability or by the participant for good reason (as such terms are defined in the Omnibus Plan), all equity awards will vest under the terms of the award agreements, and stock options continue to be exercisable for one year following such termination. In addition, stock options continue to vest if retirement occurs on or after December 31 of the calendar year in which the stock option was granted, and fully vest upon death or disability. In the case of retirement, death or disability, vested options remain exercisable for the remaining term of the grant. For all other terminations, unvested options are forfeited, and the employee has three years from the date of termination to exercise any vested options. RSUs fully vest upon death or disability.

In the case of retirement for participants who have (i) attained of at least age 55, and (ii) and whose actual age plus years of service equals at least 65, RSU grants made in the year of retirement continue to vest based on a quarterly proration schedule from the date of grant (Q1: 0%, Q2: 25%, Q3: 50%, Q4: 75%). If retirement occurs in the year following the RSU grant, all unvested RSUs continue to vest. PSUs vest at target upon death or disability and, in the case of retirement, are prorated monthly based on time worked and are paid out based on Company performance. However, beginning in 2021, PSU and LTI Cash grants for executives that retire and have attained at least 65 years of age and completed five years of credited service with SunCoke Energy, will continue to vest without proration, and will be paid out at Company performance at the end of the performance period.

In the case of termination for just cause, all unvested equity will be forfeited and vested but unexercised stock options will be cancelled.

Potential Payments upon Termination or Change in Control Table

The table set forth below quantifies the benefits payments that would be paid to each current NEO pursuant to the arrangements described above, assuming a termination of employment and/or change in control occurred on December 31, 2022:

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Mr. Rippey:
• Cash Severance (1)	--	4,121,594	4,121,594
• Annual Incentive (2)	1,988,915	1,988,915	1,079,465
• Health & Welfare Continuation (3)	--	14,082	14,372
• Stock Option Acceleration Value (4)	--	--	--
• Restricted Share Unit Acceleration Value (4)	4,087,090	4,087,090(7)	4,087,090
• Performance Share Unit Acceleration Value (4)	1,970,479	2,174,835(7)	4,322,538
• Long-Term Performance Cash Plan (5)	1,620,383	1,604,422(7)	3,240,766
• Outplacement (6)	--	8,900	8,900
TOTAL	9,666,867	13,999,838	16,874,725
Ms. Gates:
• Cash Severance (1)	--	1,253,188	1,670,919
• Annual Incentive (2)	659,714	659,714	358,054
• Health & Welfare Continuation (3)	--	1,031	1,662
• Stock Option Acceleration Value (4)	--	--	--
• Restricted Share Unit Acceleration Value (4)	589,472	--	589,472
• Performance Share Unit Acceleration Value (4)	281,492	--	618,482
• Long-Term Performance Cash Plan (5)	231,851	--	463,702
• Outplacement (6)	--	8,900	8,900
TOTAL	1,762,529	1,922,833	3,711,191
Mr. Marinko:
• Cash Severance (1)		1,233,750	1,645,000
• Annual Incentive (2)	487,111	487,111	352,500
• Health & Welfare Continuation (3)		29,938	40,882
• Stock Option Acceleration Value (4)	--	--	--
• Restricted Share Unit Acceleration Value (4)	227,616	--	227,616
• Performance Share Unit Acceleration Value (4)	113,812	--	252,891
• Long-Term Performance Cash Plan (5)	117,500	--	235,000
• Outplacement (6)	--	8,900	8,900
TOTAL	946,039	1,759,699	2,770,789

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Mr. Hardesty:
• Cash Severance (1)	--	1,204,731	1,606,308
• Annual Incentive (2)	634,205	634,205	344,209
• Health & Welfare Continuation (3)	--	27,016	36,986
• Stock Option Acceleration Value (4)	--	--	--
• Restricted Share Unit Acceleration Value (4)	568,104	568,104 (7)	568,104
• Performance Share Unit Acceleration Value (4)	271,042	299,151(7)	594,572
• Long-Term Performance Cash Plan (5)	222,886	220,647(7)	445,772
• Outplacement (6)	--	8,900	8,900
TOTAL	1,696,237	2,962,754	3,604,851
Mr. Quanci:
• Cash Severance (1)	--	690,195	1,380,390
• Annual Incentive (2)	523,635	523,635	284,198
• Health & Welfare Continuation (3)	--	29,800	40,698
• Stock Option Acceleration Value (4)	--	--	--
• Restricted Share Unit Acceleration Value (4)	351,552	--	351,552
• Performance Share Unit Acceleration Value (4)	--	--	--
• Long-Term Performance Cash Plan (5)	189,285	--	378.570
• Outplacement (6)	--	8,900	8,900
TOTAL	1,064,472	1,252,530	2,444,308

(1)

These amounts represent the salary continuation made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control and the Special Executive Severance Plan on or after a change in control.

(2)

These amounts represent the current year annual incentive made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control, the Special Executive Severance Plan on or after a change in control and the AIP for termination for death or disability.

(3)

These amounts reflect the continuation of medical benefits and life insurance coverage under the Executive Involuntary Severance Plan and the continuation of medical, vision, dental benefits and life insurance coverage under the Special Executive Severance Plan.

(4)

The market value of stock options, RSUs and PSUs that would vest under our equity plans is calculated based on the closing price of our Common Stock on December 31, 2022, which was $8.63, and PSU performance as of December 31, 2022.

(5)	These amounts represent the value of long-term performance cash awards that would vest, and is based on performance as of December 31, 2022.

(6)	These amounts represent the outplacement benefit our executives are eligible to receive under each termination Plan.

(7)

Any NEO who is retirement eligible as of December 31, 2022 is entitled to continued vesting of stock options, continued vesting of all or a portion of RSUs and a pro rata portion of PSUs and long-term performance cash as defined under retirement provisions of the applicable award agreements.

CEO Pay Ratio

As provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the CEO. As disclosed in the “Summary Compensation Table”, the 2022 total annual compensation for our CEO was $6,947,435. We estimate that the 2022 total annual compensation for the median employee out of all our employees, excluding our CEO, calculated in the same manner that the total compensation of our CEO was calculated and reported in the Summary

Compensation Table, was $95,921. The resulting ratio of our CEO’s total annual compensation to that of the median employee, excluding our CEO, for 2022 is approximately 72 to 1.

To identify the median of our employees, we used the gross annual earnings reported to taxing authorities and ranked employees from highest to lowest for all employees as of December 31, 2021. Employee data is annualized for new hires and employees with a leave of absence.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation provides for companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to ours, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions.

Pay versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” to our CEO and to our other NEOs and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.
Pay versus Performance Table

					Value of Initial Fixed $100 Investment Based on:
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return (5) ($)	Net Income (6) ($mm)	Adjusted EBITDA (7) ($mm)

2022	7,479,976	10,983,862	1,255,461	1,490,330	158.12	221.99	100.7	297.7

2021	5,410,975	8,598,532	1,092,805	1,010,626	116.39	189.88	43.4	275.4

2020	4,013,702	2,664,824	1,135,178	879,759	74.19	109.80	3.7	205.9

(1)
For 2020, 2021 and 2022, the Principal Executive Officer (“PEO”) is Michael G. Rippey. The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Rippey for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” (“CAP”) to the PEO computed in accordance with Item 402(v) of Regulation
S-K.
As required, these dollar amounts include (among other items) unpaid amounts of equity compensation that may be realizable in future periods, and as such, these dollar amounts do not reflect the actual amount of compensation earned by, or paid to, the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the PEO’s total compensation for each year to determine the CAP:

Year	Reported Summary Compensation Table Total for PEO ($)	Minus: Reported Summary Compensation Table Value of Equity Awards (i) ($)	Plus: Equity Award Adjustments (ii) ($)	Compensation Actually Paid to PEO ($)

2022	7,479,976	2,502,391	6,006,277	10,983,862

2021	5,410,975	2,758,176	5,945,733	8,598,532

2020	4,013,702	2,203,220	854,342	2,664,824

(i)	The amounts included in this column are the amounts reported in “Stock Awards” column of the SCT for each applicable year.

(ii)
The equity award adjustments for each applicable year were calculated in accordance with the methodology required by Item 402(v) of Regulation
S-K,
to include the fair value of current and prior year equity awards that are outstanding, vested or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year and include accrued dividend equivalents. Since the Company does not provide a defined benefit pension plan to its executives, there is no adjustment required for this element. The amounts deducted or added in calculating the equity award adjustments for the PEO are provided in the table below.

Year	Year-End Fair Value of Current Year Awards Outstanding as of Year End ($)		Change in Value as of Year-End for Prior Year Awards Outstanding as of Year-End ($)		Change in Value as of Vesting Date for Prior Year Awards that Vested During the Year ($)		Value as of Vesting Date for Current Year Awards that Vested During the Year* ($)		Value as of Vesting Date for Dividend Equivalents that Vested During the Year ($)		Value as of Prior Year-End for Prior Year Awards Forfeited During the Year ($)		Value of Equity for Purpose of Reporting “Compensation Actually Paid” ($)

2022	3,803,365	+	1,831,954	+	221,111	+	0	+	149,847	-	0	=	6,006,277

2021	3,530,901	+	2,173,261	+	179,842	+	0	+	61,729	-	0	=	5,945,733

2020	1,380,819	+	(526,749)	+	(1,358)	+	0	+	1,630	-	0	=	854,342

*	We generally do not issue equity awards that vest in the year of grant.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the “Total” column of the SCT in each applicable year. Our non-PEO
NEOs included in the table above are the following individuals:

•	for 2022 : Katherine T. Gates, Mark W. Marinko, P. Michael Hardesty, and John F. Quanci;

•	for 2021 : Katherine T. Gates, Fay West, Allison S. Lausas, P. Michael Hardesty, and John F. Quanci; and

•	for 2020 : Katherine T. Gates, Fay West, P. Michael Hardesty, and John F. Quanci

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the
Non-PEO
NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, the
Non-PEO
NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the
Non-PEO
NEOs as a group for each year to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Minus: Average Reported Summary Compensation Table Value of Equity Awards for Non-PEO NEOs (i) ($)	Plus: Average Equity Award Adjustments (ii) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2022	1,255,461	240,336	475,205	1,490,330

2021	1,092,805	385,980	303,801	1,010,626

2020	1,135,178	280,532	25,113	879,759

(i)	Represents the average total of the amounts reported in the “Stock Awards” column of the Summary Compensation Table for the Non-PEO NEOs for the applicable year.

(ii)
The equity award adjustments for each applicable year were calculated using the same methodology described above in footnote (2) with respect to reconciliation of Summary Compensation Table total amounts to total “Compensation Actually Paid” for the PEO. Since the Company does not provide a defined benefit pension plan to its executives, there is no adjustment required for this element. The amounts deducted or added in calculating the equity award adjustments for the PEO are provided in the table below.

Year	Average Year-End Fair Value of Current Year Awards Outstanding as of Year End ($)		Average Change in Value as of Year-End for Prior Year Awards Outstanding as of Year-End ($)		Average Change in Value as of Vesting Date for Prior Year Awards that Vested During the Year ($)		Average Value as of Vesting Date for Current Year Awards that Vested During the Year* ($)		Average Value as of Vesting Date for Dividend Equivalents that Vested During the Year ($)		Average Value as of Prior Year-End for Prior Year Awards Forfeited During the Year ($)		Average Value of Equity for Purpose of Reporting “Compensation Actually Paid” ($)

2022	380,183	+	67,552	+	16,062	+	0	+	11,408	-	0	=	475,205

2021	198,911	+	115,639	+	63,505	+	0	+	7,229	-	81,483	=	303,801

2020	182,482	+	(157,989)	+	(991)	+	0	+	1,610	-	0	=	25,113

(iii)	* We generally do not issue equity awards that vest in the year of grant.

(5)
The cumulative TSR depicts a hypothetical $100 investment in SunCoke Energy common stock on December 31, 2019, and shows the value of that investment over time (assuming the reinvestment of dividends) for each calendar year. A hypothetical $100 investment in the peer group using the same methodology is shown for comparison. As permitted by SEC rules, for 2020, 2021, and 2022, the Company utilized the NASDAQ U.S. Benchmark Iron & Steel Index, which is the industry peer group we used for purposes of Item 201(e) of Regulation
S-K.
The dollar values shown in column (g) of the table thus reflect the NASDAQ U.S. Benchmark Iron & Steel Index TSR. The fourteen companies currently included in this index are: Cleveland-Cliffs Inc, Commercial Metals Co, Carpenter Technology Corp, Haynes International Inc, Nucor Corp, Northwest Pipe Co, Reliance Steel & Aluminum Co, Ryerson Holding Corp, Schnitzer Steel Industries Inc, Steel Dynamics Inc, Timkensteel Corp, Worthington Industries Inc, United States Steel Corp and Olympic Steel Inc. The separate peer group used by the Compensation Committee for purposes of determining compensation paid to our executive officers is described on page 34 of this proxy statement.

(6)	Presented in millions. Net income is as listed in the Company’s financial statements in accordance with U.S. GAAP.

(7)
In accordance with SEC rules, the Company is required to include in the Pay versus Performance table the “most important” financial performance measure (as determined by the Company) used to link compensation actually paid to our executive officers to company performance for the most recently completed fiscal year. The Company has determined that
Adjusted EBITDA
, which is a metric included in our long-term and short-term incentive programs. Management believes that Adjusted EBITDA best reflects the ongoing performance of the Company during the periods presented and provides relevant and meaningful insight to investors regarding the Company’s operating results. We therefore have included this performance measure in the Pay versus Performance table. Adjusted EBITDA is a non-GAAP
measure used to supplement the Company’s U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP
measures may not be consistent with similar measures provided or used by other companies.

Most Important Performance Measures Linking Compensation Actually Paid During 2022 to Company Performance
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs to Company performance for the 2022 fiscal year. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 27.

Most Important Performance Measures (Unranked)

• Adjusted EBITDA

• Operating Cash Flow

• Pre-tax Return on Invested Capital (ROIC)

• Safety Performance

• Environmental Performance
Set forth below is a description of the relationship between “Compensation Actually Paid” and the financial performance metrics set forth in the Pay versus Performance table above, as well as a description of the relationship of the Company’s Total Shareholder Return (“TSR”) compared to our Peer Groups’ TSR. The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, “Compensation Actually Paid” for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not fully represent the actual final amount of compensation earned by, or actually paid to, our NEOs during the applicable years.
GRAPHICAL REPRESENTATION: COMPANY-SELECTED METRIC (Adjusted EBITDA) versus CAP
As noted above, we believe long-term, performance-based equity incentive awards create alignment with stockholders’ interests. As shown in the chart below, the Company’s Adjusted EBITDA has steadily increased each year and demonstrates generation of earnings from core operations:

GRAPHICAL REPRESENTATION: NET INCOME versus CAP
Set forth below in accordance with Item 402(v) of Regulation
S-K
is a graphical representation of Net Income compared to CAP. As shown in the chart below, the Company’s net income increased significantly from 2020 to 2021 and also increased from 2021 to 2022. This measure is somewhat aligned with the calculated CAP for both the PEO and the
Non-PEO
NEOs, although the correlation related to Net Income impact is overshadowed by the impact of changes in the Company’s stock price on CAP primarily due to the Company’s use of equity incentives that are tied directly to stock price, as described above. Notably, the Company does not use Net Income to determine compensation levels or long-term incentive plan payouts.

GRAPHICAL REPRESENTATION: TSR versus CAP
As shown in the chart below, the calculated CAP for both the PEO and the
Non-PEO
NEOs is correlated with the Company’s TSR for each of the years set forth in the table above. This is due primarily to the Company’s use of equity awards in the long-term incentive compensation granted pursuant to the Omnibus Plan, which results in the alignment of the value of our executives’ outstanding and unvested awards with shareholders ’interests. As described in detail in the Compensation Discussion and Analysis beginning on page 27, awards issued under our long-term incentive compensation program are directly linked to stock price and represent a substantial portion of our NEOs’ compensation which serves to align our executives’ interests with our shareholders’ interests. The impact of equity incentive compensation is greater for the PEO’s CAP calculation because the portion of his compensation that is delivered in the form of equity incentives is greater than that for the
Non-PEO
NEOs. Set forth below in accordance with Item 402(v) of Regulation
S-K
is a graphical representation of cumulative total shareholder return compared to CAP:

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.

Our strategy with respect to compensation of our NEOs focuses upon paying for performance and aligning pay with the long-term interests of our stockholders. Our structure has a strong performance orientation with a significant portion of pay at risk. The level of pay at risk increases progressively at positions of greater responsibility. We focus on market-based pay, and use the median of the market as a reference point, with flexibility for individual experience and performance. The market is defined by reference to general industry, as well as a specific peer group. NEO compensation aligns with shareholder interests through higher compensation when financial and operational goals are met or exceeded, and decreased compensation when the Company fails to perform. The compensation structure further supports our need to attract and retain top level talent and individuals with critical skills. We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

We are asking our stockholders to indicate their support for our NEO compensation structure as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote to approve our executive compensation is advisory, and therefore not binding on SunCoke Energy, the Compensation Committee, or the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The current frequency of our shareholder advisory vote on executive compensation is annually, and the next such vote will be held at our 2024 Annual Meeting of stockholders.

RECOMMENDATION

We believe our stockholders should support our compensation structure for the following reasons:

•

Our compensation structure is aligned with the interests of our stockholders. Our annual incentive has a corporate balance of 80% financial operational metrics and 20% safety and environmental operational metrics. Both our long-standing safety and environmental metrics are based on objective performance criteria.

•	Our mix of performance-based equity is consistent with our peer group and industry practices, and rewards cumulative financial performance, as well as shareholder return.

•	Our metrics and targets are based on the demanding business plan and challenging safety and environmental targets approved by the Board of Directors.

•	We do not have practices or provisions in our plans that are considered excessive or inappropriate.

•	During periods of underperformance, we have taken decisive action to control costs, including compensation costs.

•	Our executives have been appropriately rewarded or penalized for financial, safety and environmental operational performance and share price performance.

The Board of Directors recommends you vote “FOR” the advisory approval of our executive compensation.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

Beneficial Stock Ownership of Persons Owning More Than Five Percent of Common Stock

The following table shows the amount of our Common Stock beneficially owned by stockholders whom we know to be the beneficial owners of more than 5% of the outstanding shares of Common Stock. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name	Shares of Common Stock	Percent of Common Stock Outstanding

BlackRock, Inc. (1)	15,345,901	18.40%

The Vanguard Group (2)	6,738,067	8.08%

Dimensional Fund Advisors LP (3)	5,822,141	7.00%

State Street Corporation (4)	4,938,311	5.92%

(1)

Number is as of December 31, 2022 and is based on information contained in an amended Schedule 13G filed with the SEC on January 27, 2022. BlackRock, Inc. reported sole voting power with respect to 15,085,384 shares, and sole dispositive power with respect to 15,345,901 shares. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Number is as of December 31, 2022, and is based on information contained in an amended Schedule 13G filed with the SEC on February 9, 2023. The Vanguard Group reported shared voting power with respect to 133,829 shares, sole dispositive power with respect to 6,534,754 shares, and shared dispositive power with respect to 203,313 shares. The principal business office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Number is as of December 31, 2022 and is based on information contained in an amended Schedule 13G filed with the SEC on February 14, 2023. Dimensional Fund Advisors LP has sole voting power with respect to 5,715,663 shares, and sole dispositive power with respect to 5,822,141 shares. The mailing address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(4)

Number is as of December 31, 2022 and is based on information contained in Schedule 13G filed with the SEC on February 10, 2022. State Street Corporation reported shared voting power with respect to 4,780,683 shares and shared dispositive power with respect to 4,938,311 shares. The mailing address of State Street Corporation is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of Common Stock beneficially owned as of March 13, 2023 by each of the Company’s directors, including director-nominees, by each of our current NEOs and by all current directors and executive officers of SunCoke Energy as a group. Each person has sole investment and voting power over the securities listed in the table.

Name	Shares of Common Stock		Right to Acquire Within 60 days After March 13, 2023 (1)	Total	Percent of Common Stock Outstanding

Michael G. Rippey	600,682		203,976	804,658	*

Arthur F. Anton	32,650	(2)	—	32,650	*

Martha Z. Carnes	2,394	(2)	—	2,394	*

Ralph M. Della Ratta, Jr.	57,489		—	57,489	*

Susan R. Landahl	0	(2)	—	0	*

Michael W. Lewis	0	(2)		0	*

Andrei A. Mikhalevsky	0	(3)	—	0	*

Katherine T. Gates	148,770		56,319	205,089	*

Mark W. Marinko	4,541		—	4,541	*

P. Michael Hardesty	206,050		76,405	282,455	*

John F. Quanci	19,922		37,637	57,559	*

All directors and executive officers as a group (11 persons)	1,072,498		374,337	1,446,835	1.73%

*	Less than one percent of our outstanding Common Stock.

(1)

The amounts shown in this column reflect shares of Common Stock which the persons listed have the right to acquire as a result of the exercise of stock options, and/or conversion of restricted share units, within 60 days after March 13, 2023 under certain plans, including the Omnibus Plan.

(2)

Certain directors elected to defer their stock awards into share units under the Directors’ Deferred Compensation Plan, which was replaced by the Omnibus Plan in May 2022. The following directors hold such deferred share units: Mr. Anton: 25,783 units; Ms. Carnes: 56,235 units; Ms. Landahl: 83,753 units; and Mr. Lewis: 22,657 units. These directors also hold restricted stock units, or RSUs, that have been granted under the Omnibus Plan: Ms. Carnes: 12,293 RSUs; Ms. Landahl: 12,293 RSUs; and Mr. Lewis: 12,293 RSUs. Each of the deferred share units and RSUs is treated as if it were invested in shares of Common Stock, but neither the deferred share units nor the RSUs have voting rights. The deferred share units and RSUs are settled in shares of Common Stock following termination of the director’s service on the Board of Directors.

(3)	Mr. Mikhalevsky joined the Board of Directors in March 2022.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the Audit Committee with respect to SunCoke Energy’s audited financial statements for the year ended December 31, 2022. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that SunCoke Energy specifically incorporates such information by reference in such filing:

The Audit Committee assists the Board in fulfilling its oversight responsibility of reviewing the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to United States generally accepted accounting principles.

In addition to fulfilling its oversight responsibilities as set forth in its charter and further described above in the section titled “Audit Committee,” the Audit Committee has performed the following:

•

Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, reviewed and discussed the audited financial statements for the year ended December 31, 2022 with SunCoke Energy’s management and KPMG LLP (“KPMG”).

•	Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•

Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussions with KPMG regarding its independence.

Based on the reviews and discussions with management and KPMG referred to above, including the review of KPMG’s disclosures and letter to the Audit Committee and review of the representations of management and the reports of KPMG, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

Audit Committee of the Board:

Martha Z. Carnes (Chair)

Ralph M. Della Ratta, Jr.

Michael W. Lewis

Audit Fees

The following table sets forth the fees billed by our independent registered public accounting firm for the years ended December 31, 2022 and December 31, 2021. KPMG LLP served as our principal independent registered public accountant for the fiscal years ended December 31, 2022 and December 31, 2021. The following table shows the fees billed for audit, audit-related services and all other services for each of the last two years:

Audit and Non-Audit Fees

	KPMG LLP 2022	KPMG LLP 2021

Audit Fees (1)	$1,561,665	$1,420,000

Audit-Related Fees (2)	20,000	60,000

Tax Fees (3)	345,575	317,575

All Other Fees	—	—

Total	$1,927,240	$1,797,575

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, audits of our internal control over financial reporting, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q, preparation of comfort letters and consents and fees for reviews of our registration statements filed with the SEC, and audit services provided in connection with other statutory and regulatory filings.

(2)

Audit-related fees relate to assurance and related services (e.g., transactional accounting research-related fees), that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor (but not included in the audit fees set forth under “Audit Fees” above), such as employee benefit plan audits, and agreed-upon procedures required to comply with financial, accounting or regulatory reporting.

(3)	Tax fees relate to professional services rendered in connection with tax audits, preparation of tax returns, other tax compliance services, and/or tax planning services.

Audit Committee Pre-Approval Policy

SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance. The policy:

•	identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired;

•	describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and

•	sets forth pre-approval requirements for all permitted services.

In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the policy requires that our Vice President and Controller report the amount of fees incurred for the various services provided by the auditor not less frequently than semi-annually. The Audit Committee has delegated authority to its Chair to pre-approve one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000, as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any such pre-approvals must then be reported at the next scheduled meeting of the Audit Committee.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider the appointment and may retain KPMG or another accounting firm without resubmitting the matter to stockholders.

Even if the stockholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interests of SunCoke Energy and our stockholders. Representatives from KPMG are expected to be present at the 2023 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

RECOMMENDATION

The Board unanimously recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of KPMG as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

OTHER INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 regarding the number of shares of our common stock that may be issued under the Omnibus Plan.

Plan category	No. of securities to be issued upon exercise of outstanding options warrants and rights (a)	Weighted avg. exercise price of outstanding options warrants and rights (b) (1)	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,438,053(2)	$15.06	3,708,257

Equity compensation plans not approved by security holders	—	—	—

TOTAL	3,438,053	$15.06	3,708,257

(1)	Weighted-average exercise price of outstanding stock options (excludes RSUs and PSUs, which were granted at no cost to participants).

(2)

Includes shares to be issued in connection with Stock Options, RSUs and PSUs granted under the Omnibus Plan and/or prior plans. Awards granted under prior plans generally remain in effect pursuant to their existing terms and the terms of the plan under which they were originally granted.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. A single Notice of Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report please notify your bank or broker and direct your request to Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road – Suite 600, Lisle, Illinois 60532 or (630) 824-1000. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

Future Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2024 Annual Meeting, the proposal must be received by our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road – Suite 600, Lisle, Illinois 60532, on or before November 22, 2023, and comply with the procedures and requirements set forth in Rule 14a-8(e)(2) under the Exchange Act.

In accordance with the advance notice requirements contained in the By-laws, for director nominations or other business brought by a stockholder and to be considered for inclusion in our proxy materials for the 2024 Annual Meeting, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on January 12, 2024 and no later than the close of business on February 9, 2024 to our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. These stockholder notices must comply with the requirements of the By-laws and will not be effective otherwise.

Other Matters

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the Annual Meeting. However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by SunCoke Energy. In addition to solicitation by mail, our officers and other employees may solicit proxies personally, by telephone, by e-mail and by facsimile. We may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. We have retained Morrow Sodali LLC, 333 Ludlow Street – 5th Floor, South Tower, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for an estimated fee of $9,500.00, plus reimbursement of certain out-of-pocket expenses.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

Lisle, Illinois

March 27, 2023

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/sxc or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/sxc

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect three directors to the class of directors whose term expires in 2026:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Martha Z. Carnes	☐	☐	☐	02 - Katherine T. Gates	☐	☐	☐	03 - Andrei A. Mikhalevsky	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”).	☐	☐	☐	3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

In the discretion of the proxies on such other business as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

The 2023 Annual Meeting of Stockholders of SunCoke Energy, Inc. will be held on

Thursday, May 11, 2023 at 8:30 a.m. Central Time, virtually via the Internet at www.meetnow.global/MJHR2V6.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the availability of proxy materials for the annual meeting:

The proxy statement is available electronically at www.envisionreports.com/sxc

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– – – – – – –

Proxy – SunCoke Energy, Inc.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 11, 2023

The undersigned hereby appoints Katherine T. Gates and Mark W. Marinko, and each of them as attorney-in-fact, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxies of the undersigned at the annual meeting of stockholders of SunCoke Energy, Inc., to be held on May 11, 2023, at 8:30 a.m., Central Time, Virtual Only, and at all adjournments or postponements thereof, and to vote upon and in respect of the following matters and in accordance with the following instructions the number of shares of common stock, par value $0.01 per share, of SunCoke Energy, Inc. which the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect three directors to the class of directors whose term expires in 2026.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Martha Z. Carnes	☐	☐	☐	02 - Katherine T. Gates	☐	☐	☐	03 - Andrei A. Mikhalevsky	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”).	☐	☐	☐	3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

In the discretion of the proxies on such other business as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X 5 7 3 9 6 8

        03RZ0B

Important notice regarding the availability of proxy materials for the annual meeting:

The proxy statement is available electronically at www.edocumentview.com/sxc

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –– – – – – – –

Proxy – SunCoke Energy, Inc.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 11, 2023

The undersigned hereby appoints Katherine T. Gates and Mark W. Marinko, and each of them as attorney-in-fact, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxies of the undersigned at the annual meeting of stockholders of SunCoke Energy, Inc., to be held on May 11, 2023, at 8:30 a.m., Central Time, Virtual Only, and at all adjournments or postponements thereof, and to vote upon and in respect of the following matters and in accordance with the following instructions the number of shares of common stock, par value $0.01 per share, of SunCoke Energy, Inc. which the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.